Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT

Dated as of May 9, 2012

among

VIASAT, INC.

THE LENDERS HEREIN NAMED

UNION BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

JPMORGAN CHASE BANK, N.A and

COMPASS BANK

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and MORGAN

STANLEY MUFG LOAN PARTNERS, LLC,

as Joint Lead Arrangers and Joint Book Runners

and

UNION BANK, N.A.,

as Collateral Agent

i

v

TABLE OF CONTENTS

Exhibits

Page
A	—	Form of Assignment and Acceptance
B	—	Form of Compliance Certificate
C	—	Form of Pricing Certificate
D	—	Form of Request for Loan
E-1	—	Form of Revolving Note
E-2	—	Form of Swing Line Note
F-1	—	Form of Affiliate Subordination Agreement
F-2	—	Form of Subordination Agreement
G	—	Intercreditor Terms
H	—	Form of Increased Commitment Letter
I	—	Form of Joinder Agreement
J	—	Form of New Term Facility Supplement
K	—	Form of Extended Revolving Credit Facility Agreement
L	—	Form of Extended Term Facility Agreement
M	—	Form of Secured Party Designation Notice
N-1	—	Form of U.S. Tax Compliance Certificate
N-2	—	Form of U.S. Tax Compliance Certificate
N-3	—	Form of U.S. Tax Compliance Certificate
N-4	—	Form of U.S. Tax Compliance Certificate

Schedules

1.1	Lender Commitments
2.4	Existing Letters of Credit
4.4	Subsidiaries
4.8	Trade Names
4.10	Material Litigation
4.18	Hazardous Materials Matters
5.4	Insurance
6.9	Existing Liens
6.10	Existing Indebtedness and Guaranty Obligations
6.16	Existing Investments

FIFTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT

Dated as of May 9, 2012

THIS FIFTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT is entered into by and among ViaSat, Inc., a Delaware corporation (“Borrower”), each Lender (as hereafter defined), UNION BANK, N.A., as Administrative Agent (as hereafter defined), and UNION BANK, N.A., as Collateral Agent (as hereafter defined), with reference to the following facts:

RECITALS

A. Borrower, Union Bank (formerly known as Union Bank of California, N.A.), JPMorgan Chase Bank, N.A., Bank of the West, California Bank & Trust, Comerica Bank, Compass Bank, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Bank, National Association and Bank of America, N.A. (collectively, the “Existing Lenders”), as lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Union Bank, as Joint Lead Arrangers and Joint Book Runners, Union Bank, as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., Compass Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents, and Bank of America, N.A. as Syndication Agent, are parties to that certain Fourth Amended and Restated Revolving Loan Agreement dated as of July 1, 2009, as amended (collectively, the “Existing Loan Agreement”), pursuant to which the Existing Lenders provided Borrower with various credit facilities.

B. Borrower, the Lenders, the Administrative Agent and the Collateral Agent wish to enter into this Agreement, which shall amend, restate, replace and supersede (but shall not constitute a novation of) the Existing Loan Agreement and which hereinafter shall govern the credit facilities provided to Borrower by Union Bank and the other Lenders which now or hereafter are parties to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree to amend and restate the Existing Loan Agreement on the terms and conditions set forth herein:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings se t forth below:

“2009 Senior Notes” means the $275,000,000 in aggregate principal amount of 8.875% senior unsecured notes due 2016 issued by Borrower on October 22, 2009 and any Exchange Notes issued in exchange therefor, and includes the associated Guaranty Obligations of the Subsidiary Guarantors in respect thereof.

“2012 Senior Notes” means the $275,000,000 in aggregate principal amount of 6.875% senior unsecured notes due 2020 issued by Borrower on February 27, 2012 and any Exchange Notes issued in exchange therefor, and includes the associated Guaranty Obligations of the Subsidiary Guarantors in respect thereof.

“Acceptable Exclusions” means:

(1) war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(a)	any government or sovereign power (de jure or de facto),

(b)	any authority maintaining or using a military, naval or air force,

(c)	a military, naval or air force, or

(d)	any agent of any such government, power, authority or force;

(2) any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams;

(3) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(4) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency (whether secret or otherwise);

(5) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(6) electromagnetic or radio frequency interference, except for physical damage to the Covered Satellite directly resulting from such interference;

(7) willful or intentional acts of the named insured designed to cause loss or failure of the Covered Satellite;

(8) any act of one or more Persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(9) any unlawful seizure or wrongful exercise of control of the Covered Satellite and/or launch vehicle made by any Person or Persons acting for political or terrorist purposes;

(10) loss of income or revenue, incidental damages or indirect and/or consequential loss;

(11) extra expenses, except to the extent this exclusion conflicts with the insuring agreements’ provisions for corrective measures;

(12) third party liability;

(13) loss of a redundant component(s) that does not cause a transponder or beam failure; and

(14) such other similar exclusions or modifications to the foregoing exclusions as either may be customary for policies of such type as of the date of issuance or renewal of such coverage or may be otherwise reasonably acceptable to Borrower.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person, whether through a purchase of assets, a merger or otherwise, (b) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Administrative Agent” means Union Bank, N.A. when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

“Advance” means any advance made or to be made by any Lender to Borrower as provided in Article 2 or pursuant to the terms of any New Term Facility Supplement or Extended Facility Agreement, and includes each Alternate Base Rate Advance and Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“Affiliate Subordination Agreement” means a subordination agreement between the Borrower or a Subsidiary Guarantor, as applicable, as the borrower thereunder and a Subsidiary that is not a Subsidiary Guarantor, as the lender thereunder substantially in the form attached hereto as Exhibit F-1 with such modifications, if any, subject to the Administrative Agent’s reasonable approval.

“Aggregate Effective Amount” means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate effective face amounts of all such Letters of Credit not then paid by the Issuing Lender plus (b) the aggregate amounts paid by the Issuing Lender under such Letters of Credit not then reimbursed to the Issuing Lender by Borrower pursuant to Section 2.4(d) and not the subject of Advances made pursuant to Section 2.4(e).

“Aggregate In-Orbit Insurance Amount” means 75% of the aggregate net book value of all in-orbit Covered Satellites other than Excluded Satellites. For the purposes of this definition, aggregate net book value with respect to a Covered Satellite shall exclude any liability of a satellite purchaser to pay the satellite manufacturer any satellite performance incentive payments and any liability of a satellite manufacturer to pay the satellite purchaser any satellite performance warranty paybacks.

“Agreement” means this Fifth Amended And Restated Revolving Loan Agreement.

“Alternate Base Rate” means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the highest of (a) the Prime Rate in effect on such date, (b) the Federal Funds Rate in effect on such date plus 1/2 of 1% (50 basis points) or (c) the Eurodollar Rate in effect on such date plus 1% (100 basis points).

“Alternate Base Rate Advance” means an Advance under the Commitment made hereunder, under a New Term Facility Supplement or an Extended Facility Agreement and specified to be an Alternate Base Rate Advance (including a Swing Line Advance) in accordance with Article 2 or under such New Term Facility Supplement or an Extended Facility Agreement, as applicable.

“Alternate Base Rate Loan” means a Loan made hereunder, under a New Term Facility Supplement or an Extended Facility Agreement and specified to be an Alternate Base Rate Loan, or a Swing Line Advance; in each case, in accordance with Article 2 or pursuant to the terms of such New Term Facility Supplement or an Extended Facility Agreement, as applicable.

“Applicable Alternate Base Rate Margin” means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin

I	100 bps

II	125 bps

III	150 bps

IV	175 bps

V	200 bps

“Applicable Commitment Fee Rate” means, for each Pricing Period, the rate set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin

I	30 bps

II	35 bps

III	40 bps

IV	45 bps

V	50 bps

“Applicable Eurodollar Rate Margin” means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin

I	200 bps

II	225 bps

III	250 bps

IV	275 bps

V	300 bps

“Applicable Pricing Level” means, for each Pricing Period, the pricing level set forth below opposite the Total Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Pricing Level	Total Leverage Ratio

I	Less than 1.50 to 1.00

II	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00

III	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00

IV	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00

V	Greater than or equal to 3.00 to 1.00

provided that (i) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until such Pricing Certificate is delivered, the Applicable Pricing Level for that Pricing Period shall be Pricing Level V, but once Borrower has delivered a Pricing Certificate with respect to such Pricing Period, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of such Pricing Period, and (ii) the determination of the Applicable Pricing Level for any period shall be subject to the provisions of Section 3.8(b).

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley MUFG Loan Partners, LLC, in their capacity as Joint Lead Arrangers.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A.

“Bank Product Lender” means any Lender or any Affiliate of a Lender providing Bank Products.

“Bank Products” means any one or more of the following types of services or facilities extended to Borrower or any Subsidiary Guarantor by any Lender or any Affiliate of a Lender: (i) credit cards; (ii) automated clearing house transfer or funds; (iii) overdrafts; (iv) interest rate swap transactions; and (v) foreign exchange contracts.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or New York.

“Bankruptcy Event” means, with respect to any Person, (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

“Basel III” means, collectively, the consultative papers issued by the Basel Committee on Banking Supervision in December 2009 entitled “Strengthening the resilience of the banking sector” and “International framework for liquidity risk measurement, standards and monitoring,” in each case, together with any amendments thereto or any other requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities which implements Basel III.

“Borrower” shall have the meaning provided in the introductory paragraph to this Agreement.

“Borrower Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of the date hereof, between Borrower and the Collateral Agent.

“Borrower Security Agreement” means the Amended and Restated Security Agreement, dated as of the date hereof, between Borrower and the Collateral Agent.

“Capital Expenditure” means any expenditure by Borrower or any of its Subsidiaries for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by Borrower or any of its Subsidiaries in any fiscal period (a) shall be net of (i) any net sales proceeds received during such fiscal period by Borrower or such Subsidiary for fixed assets sold by Borrower or such Subsidiary and (ii) any casualty insurance proceeds received during such fiscal period by Borrower or such Subsidiary for casualties to fixed assets and applied to the repair or replacement thereof and (b) shall not include Permitted Acquisitions.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided that, “Capital Lease” shall not include any satellite capacity or bandwidth arrangements with a third party satellite operator to the extent required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP that either (i) have a term of five (5) years or less, or (ii) have a term of more than five (5) years and for which such Person has a commitment in place from an unaffiliated customer to use such capacity or bandwidth for a substantially commensurate period.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Equivalents” means money-market instruments of the type described in Borrower’s Investment Policy, a copy of which has been previously provided to the Administrative Agent.

“Cash Interest Expense” means Interest Expense that is paid or currently payable in Cash.

“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

“Change in Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(l) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the outstanding Common Stock, (b) Borrower conveys, transfers or leases all or substantially all of its and its Subsidiaries’ properties and assets, taken as a whole, to any Person, (c) Borrower consolidates with or merges into another Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 35% or more of Common Stock, or (d) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office. For purposes of the foregoing, the term “Unrelated Person” means any Person other than (i) a Subsidiary of Borrower or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

“Claim” has the meaning given in Section 11.23.

“Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower, the Lenders and the Collateral Agent of the date that is the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means all of the collateral covered by the Security Agreements.

“Collateral Agent” means Union Bank, N.A. when acting in its capacity as the Collateral Agent under any of the Loan Documents, or any successor Collateral Agent.

“Commercial Letter of Credit” means each Letter of Credit issued to support the purchase of goods by Borrower which is determined to be a commercial letter of credit by the Issuing Lender.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment, Extended Revolving Commitment, New Term Loan Commitment and Extended Term Loan Commitment.

“Commitment Increase Notice” has the meaning given in Section 2.8(a).

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by Borrower or any of its Subsidiary designed or intended to protect Borrower or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of Borrower and/or its Subsidiaries.

“Common Stock” means the common stock of Borrower or its successor.

“Communications Act” means the Communications Act of 1934, as amended, and any successor federal statute, and the rules and regulations and published policies of the FCC promulgated thereunder.

“Communications Laws” means all Laws issued or promulgated by a Governmental Agency relating to the use of radiofrequency spectrum, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services.

“Communications License” means any license, authorization, approval, order, consent or permit issued or granted by any Governmental Agency to Borrower or any of its Subsidiaries or assigned or transferred to Borrower or any of its Subsidiaries pursuant to any consent pursuant to Communications Laws, including the Communications Licenses listed on Schedule 4.23.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Borrower.

“Contractual Obligation” means, as to any Person, any material provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Covered Satellite” means any Satellite or a portion of a Satellite, as applicable, with respect to which Borrower or any of its Subsidiaries owns or retains risk of loss.

“Credit Issuance” means the making of an Advance or the issuance of a Letter of Credit.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement entered into by Borrower or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” has the meaning given in Section 3.1(d).

“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Banking Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Banking Days of the date when due, (b) has notified Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Banking Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Agency so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Agency) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with Union Bank or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Designated Eurodollar Market” means, with respect to any Eurodollar Rate Loan, the London Eurodollar Market.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries the aggregate fair market value (as reasonably determined in good faith by Borrower’s senior management) of which is more than $25,000,000; provided that none of the following shall constitute a Disposition: (i) inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business of Borrower or its Subsidiaries, (ii) equipment sold, transferred or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any of its Subsidiaries, (iii) assets sold, transferred or otherwise disposed of that are (x) obsolete, surplus, damaged or worn out or (y) are no longer useful in the business of Borrower and its Subsidiaries, (iv) dispositions in the form of licensing or sublicensing of intellectual property or other general intangibles or licenses, leases or subleases of other property in the ordinary course of business and (v) leases of satellite capacity or bandwidth in the ordinary course of business.

“Disqualified Stock” means any Equity Interests (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the latest applicable Maturity Date.

“Distribution” means, with respect to Equity Interests of any Person, (a) any payment in Cash or Property for the retirement, redemption, purchase or other acquisition by such Person of any such Equity Interest (but, for the avoidance of doubt, excluding (i) any amount that represents all or a portion of the exercise or exchange price deemed paid by such Person upon an exercise or exchange of warrants, options or other rights to purchase or acquire any Equity Interests, (ii) any amount deemed paid by such Person with respect to withholding taxes or (iii) any amount paid in lieu of issuance of fractional shares), (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such Equity Interest, (c) any Investment by such Person in the holder of 5% or more of any such Equity Interests if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such Equity Interests.

“Dodd-Frank” means, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

“Dollars” or “$” means United States of America dollars.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Earlier Revolving Commitment Maturity Date” has the meaning given in Section 2.4(l).

“EBITDA” means, for any period, the sum of (a) Net Income plus (b) without duplication and to the extent deducted in determining Net Income for such period:

(i) Interest Expense,

(ii) expense for taxes paid or accrued,

(iii) depreciation,

(iv) amortization,

(v) non-cash losses as a result of the disposition of customer premises equipment,

(vi) any extraordinary non-cash or nonrecurring non-cash losses,

(vii) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within Borrower’s consolidated statement of operations,

(viii) non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent such expenses are not capitalized by Borrower) incurred in connection with Permitted Acquisitions, whether or not consummated,

(ix) with respect to the operating costs related to the ViaSat-1 Project, (A) up to $300,000 incurred during Borrower’s Fiscal Quarter ended April 1, 2011, (B) up to $5,650,000 incurred during Borrower’s Fiscal Quarter ended July 1, 2011, (C) up to $5,650,000 incurred during Borrower’s Fiscal Quarter ended September 30, 2011 and (D) up to $7,500,000 incurred during Borrower’s Fiscal Quarter ended December 30, 2011,

(x) any expenses that have been reimbursed by third parties during such period, including third party insurers, to the extent such reimbursements are not included in determining Net Income,

(xi) fees, costs, expenses, commissions and original issue discounts paid, deducted or accrued by Borrower in connection with the transactions contemplated by this Agreement and the offer, sale and issuance of the 2012 Senior Notes,

(xii) reasonable fees, costs, expenses, original issue discounts and commissions incurred or deducted in connection with any actual or proposed permitted issuance or refinancing of Indebtedness or permitted issuance of Equity Interests or any actual or proposed permitted Disposition and all reasonable fees, costs and expenses associated with the actual or proposed registration or exchange of any permitted debt or equity securities, in each case, whether or not consummated,

(xiii) reasonable fees, costs and expenses incurred in connection with any amendment, supplement or modification to Indebtedness (or any agreement, indenture or other instrument relating thereto) permitted hereby, in each case, whether or not consummated,

(xiv) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements nor prohibited under Article 6 pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”,

(xv) proceeds from any business interruption insurance received during such period to the extent such proceeds are not already included in Net Income,

(xvi) losses from discontinued operations in accordance with GAAP,

(xvii) cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805 – “Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition),

(xviii) subject to Administrative Agent’s reasonable approval, the amount of cost savings and other operating improvements or synergies (net of the amount of actual benefits realized during such period) projected by Borrower in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating improvements and synergies had been realized on the first day of such period) as a result of an EBITDA Event, so long as (A) such cost savings are reasonably identifiable and factually supportable, (B) the actions causing such cost savings in connection with any EBITDA Event are taken within 12 months of any such EBITDA Event and the Administrative Agent shall have received a certificate of a Responsible Official that such actions have been taken within such time period and (C) the cost savings described in this clause (xviii) shall only be added back until the date that is 24 months from the date of the applicable EBITDA Event,

(xix) subject to Administrative Agent’s reasonable approval, transition, business optimization or restructuring charges and integration costs, accruals or reserves related to any EBITDA Event and other unusual or non-recurring charges (including charges directly related to implementation of cost-savings initiatives), including, those related to severance, relocation, signing costs, signing, retention or completion bonuses, opening and closing/consolidation/integration of facilities and curtailments or modifications to employee benefits plans,

(xx) any other non-cash charges (other than the write-down of current assets) for such period, including goodwill and other intangible assets, impairment charges or write-offs, stock compensation and non-cash income or expense on benefit plan obligations;

minus (c) to the extent included in Net Income, (i) any non-cash gains, (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vii), (iii) Interest income, (iv) income or gains from discontinued operations in accordance with GAAP and (v) other non-cash income for such period; all calculated for Borrower and its Subsidiaries on a consolidated basis.

“EBITDA Event” means any Permitted Acquisition.

“EchoBlue” means EchoBlue Rural Broadband, LLC, a joint venture between ViaSat Holding and EchoStar Broadband II L.L.C., in which ViaSat Holding owns a fifty percent (50%) interest.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those emended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either be organized under the Laws of the United States of America, any State thereof or the District of Columbia or be organized under the Laws of the Cayman

Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 3.11(g).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equivalent equity or ownership interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations or rulings issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with Borrower pursuant to Section 414 of the Code.

“Eurodollar Banking Day” means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

“Eurodollar Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

“Eurodollar Period” means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1, 2, 3 or, if available, 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

(a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

(b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the immediately succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the immediately preceding Eurodollar Banking Day; and

(c) No Eurodollar Period shall extend beyond the applicable Scheduled Revolving Loan Maturity Date.

“Eurodollar Rate” means, with respect to any Alternate Base Rate Loan or any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/100 of 1%) at which deposits in Dollars are offered to the Administrative Agent in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance to be made by the Administrative Agent with respect to such Alternate Base Rate Loan or Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period; provided that for any Alternate Base Rate Loan the applicable Eurodollar Period shall be deemed to be 1 month.

“Eurodollar Rate Advance” means an Advance made hereunder and specified to be a Eurodollar Rate Advance in accordance with Article 2.

“Eurodollar Rate Loan” means a Loan made hereunder and specified to be a Eurodollar Rate Loan in accordance with Article 2.

“Event of Default” shall have the meaning provided in Section 9.1.

“Exchange Notes” means any registered secured or unsecured senior notes issued in exchange for unregistered secured or unsecured senior notes, which exchange notes are substantially identical in all material respects to such unregistered senior notes, except for the modification or elimination of provisions related to transfer restrictions and additional interest for a registration default.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Satellite” means any (a) Covered Satellite that has a book value of less than $50.0 million, (b) Covered Satellite that is not expected or intended, in the good faith determination of Borrower, to earn revenue from the operation of such Covered Satellite in excess of $75.0 million for the immediately succeeding 12-month calendar period, (c) Covered Satellite with one year or less of in-orbit life remaining (it being understood and agreed that such Covered Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit in a manner consistent with applicable governmental and ITU requirements), (d) Covered Satellite for which the procurement of In-Orbit Insurance in the amounts and on the terms required herein would not be available at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the operating status of the Covered Satellite) and (e) Covered Satellite designated as an Excluded Satellite by Borrower if Borrower determines in good faith that (i)(A) such Covered Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions and Borrower and its Subsidiaries are unlikely to receive insurance proceeds from a future failure thereof or (B) there are systemic failures or anomalies applicable to satellites of the same model or using the same components and (ii) Borrower and its Subsidiaries are unlikely to obtain usual and customary coverage in the satellite insurance market for the Covered Satellite at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the anomalies and/or operating status of the Covered Satellite).

“Existing Letters of Credit” means the letters of credit, if any, outstanding on the Closing Date and listed on Schedule 2.4.

“Existing Loan Agreement” shall have the meaning provided in the recitals to this Agreement.

“Extended Commitments” means the Extended Term Loan Commitments and the Extended Revolving Commitments.

“Extended Loans” means the Extended Term Loans and the Extended Revolving Loans.

“Extended Facility” means any additional tranche reflecting an extension of the maturity and, if applicable, amortization schedule of any Facility established pursuant to Section 2.12.

“Extended Facility Agreement” means an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the context may require.

“Extended Facility Closing Date” means, with regard to an Extended Facility, the first date all the conditions precedent set forth in the respective Extended Facility Agreement are satisfied or waived in accordance with Section 11.2.

“Extended Facility Lender” means, at any time, with regard to an Extended Facility, any Lender that holds Extended Facility Loans or Commitments under such Extended Facility at such time.

“Extended Facility Loan” means, with regard to an Extended Facility, an advance made by an Extended Facility Lender under such Extended Facility.

“Extended Facility Note” means, with regard to an Extended Facility, a promissory note made by Borrower in favor of an Extended Facility Lender under such Extended Facility, evidencing Extended Facility Loans made by such Extended Facility Lender under such Extended Facility, substantially in the form of Exhibit A to the respective Extended Facility Agreement.

“Extended Loans” means the Extended Term Loans and the Extended Revolving Loans.

“Extended New Term Loans” means New Term Loans the Maturity Date for which has been extended pursuant to Section 2.12.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.12.

“Extended Revolving Credit Facility” means an Extended Facility designated as an “Extended Revolving Credit Facility” by Borrower and established pursuant to an Extended Revolving Credit Facility Agreement.

“Extended Revolving Credit Facility Agreement” means an agreement in substantially the form of Exhibit K hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Revolving Credit Facility.

“Extended Term Facility” means an Extended Facility designated as an “Extended Term Facility” by Borrower and established pursuant to an Extended Term Facility Agreement.

“Extended Term Facility Agreement” means an agreement in substantially the form of Exhibit L hereto duly completed such that such agreement shall set forth the terms and conditions relating to an Extended Term Facility.

“Extended Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.12, to make Extended Term Loans to Borrower.

“Extended Term Loans” shall have the meaning provided in Section 2.12.

“Extending Revolving Lender” shall have the meaning provided in Section 2.12.

“Extending Term Loan Lender” shall have the meaning provided in Section 2.12.

“Extension Offer” shall have the meaning provided in Section 2.12.

“Facility” means the Revolving Credit Facility, a New Term Facility, an Extended Revolving Credit Facility or an Extended Term Facility as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCC” shall mean the Federal Communications Commission, or any successor entity.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective).” If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Lender of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate.” If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“First Year” has the meaning given in Section 7.1(d).

“Fiscal Quarter” means the fiscal quarter of Borrower consistent with Borrower’s SEC filings.

“Fiscal Year” means the fiscal year of Borrower ending on the last day of the first Fiscal Quarter of each calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of Borrower that is organized under the Laws of a country (or political subdivision thereof) other than the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by the Swing Line Lender other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency (including, but not limited to, the FCC), authority, board, bureau, commission, department, instrumentality or public body (including, but not limited to, the International Telecommunication Union (ITU))or (c) any court or administrative tribunal of competent jurisdiction.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Borrower.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

“Hedge Bank” any Person in its capacity as a party to a Hedging Agreement that (a) at the time it enters into a Hedging Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Hedging Agreement, in its capacity as a party to such Hedging Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedging Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedging Agreement and provided further that for any of the foregoing to be included as a “Secured Hedging Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreements” means Interest Rate Protection Agreements, Commodity Agreements and Currency Agreements.

“In-Orbit Insurance” means, with respect to any Covered Satellite, insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Covered Satellite attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Covered Satellite, upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in this Agreement.

“In-Orbit Spare Capacity” means a satellite or the payload of a satellite that:

(a) is available in the event of a Covered Satellite loss or failure in order to restore service on the Covered Satellite;

(b) meets or exceeds the contractual performance specifications for the payload being protected; and

(c) may be provided directly by Borrower or a Subsidiary or by another satellite operator pursuant to a contractual arrangement.

“Increased Amount Date” has the meaning given in Section 2.8(a).

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding (i) trade and other accounts payable accrued in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created) and (ii) contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a satellite under any satellite manufacturing contract), including any Guaranty Obligation for any such indebtedness, (b) indebtedness or Guaranty Obligations of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under any Hedging Agreement. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning given in Section 11.11.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks, licenses and patents.

“Intercreditor Agreement” means an intercreditor agreement based on the terms contained in Exhibit G attached hereto with such modifications, if any, subject to the Administrative Agent’s reasonable approval.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on such date to (b) Cash Interest Expense of Borrower and its Subsidiaries for such fiscal period.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between Borrower or any of its Subsidiaries and one or more financial institutions providing for “swap,” “cap,” “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of Equity Interests or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person; provided that expenditures by Borrower or the Subsidiaries with respect to customer premises equipment shall not be deemed to be an Investment. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means Union Bank or any other Lender capable of issuing Commercial Letters of Credit or Standby Letters of Credit.

“Joint Venture” means any direct or indirect Investment by Borrower in any Person that is not a Wholly-Owned Subsidiary of Borrower, which Person is engaged in the same or a similar line of business as Borrower or any of its Subsidiaries.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.4(k).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents of any Governmental Agency.

“Lender” means each lender whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 2.8, Section 11.8 or pursuant to a New Term Facility Supplement or an Extended Facility Agreement.

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Letters of Credit” means (a) the Existing Letters of Credit and (b) any of the Commercial Letters of Credit or Standby Letters of Credit issued by the Issuing Lender pursuant to Section 2.4.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Liquidity” means, as of any date of determination, the sum of (x) all domestic Cash and Cash Equivalents held by Borrower and its Domestic Subsidiaries plus (y) the maximum aggregate borrowing availability under the Revolving Commitment.

“Loan” means, as the context may require, the amount of a particular Advance made or to be made, or the aggregate of the Advances made at any one time by the Lenders pursuant to Section 2.1 or pursuant to the terms of any New Term Facility Supplement or Extended Facility Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Security Agreements, each New Term Facility Supplement, each Extended Facility Agreement and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of the Subsidiary Guarantors to the Administrative Agent, the Collateral Agent or to any Lender in any way relating to or in furtherance of this Agreement (but specifically excluding any Secured Hedging Agreement).

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means any set of circumstances or events which (a) has had or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or would reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole or (c) has had a material adverse effect or would reasonably be expected to have a material adverse effect on the ability of Borrower to perform the Obligations.

“Maturity Date” means (a) with respect to any tranche of Term Loans (including any New Term Loans or Extended Term Loans), the maturity dates specified therefor in the applicable New Term Facility Supplement or Extended Facility Agreement and (b) with respect to the Revolving Commitments, the applicable Revolving Loan Maturity Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to cash collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.11(a)(i), (a)(ii), (a)(iii) or (a)(iv), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Monthly Payment Date” means the first day of each calendar month.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Cash Sales Proceeds” means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of Borrower and its Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition, (iv) professional fees and expenses, fees due to any Governmental Agency, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition.

“Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“New Commitments” has the meaning given in Section 2.8(a).

“New Revolving Loan” has the meaning given in Section 2.8(b).

“New Revolving Loan Lender” has the meaning given in Section 2.8(a).

“New Term Commitment” has the meaning given in Section 2.8(c).

“New Term Facility” means any additional tranche of term commitments and loans established pursuant to a New Term Facility Supplement.

“New Term Facility Note” means, with regard to a New Term Facility, a promissory note made by Borrower in favor of a New Term Facility Lender under such New Term Facility, evidencing New Term Facility Loans made by such New Term Facility Lender under such New Term Facility, substantially in the form of Exhibit A to the respective New Term Facility Supplement.

“New Term Facility Supplement” means a supplement to this Agreement in substantially the form of Exhibit J hereto duly completed such that such supplement shall set forth the terms and conditions relating to a New Term Facility.

“New Term Loan” has the meaning given in Section 2.8(c).

“New Term Loan Lender” has the meaning given in Section 2.8(a).

“Non-Consenting Lender” has the meaning given in Section 11.27.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means any of the Revolving Notes, the Swing Line Notes, the New Term Facility Notes, if any, or the Extended Facility Notes, if any, and “Notes” means all of the Revolving Notes, all of the Swing Line Notes, all of the New Term Facility Notes, if any, and all of the Extended Facility Notes, if any.

“Obligations” means all present and future obligations of every kind or nature of Borrower or any of the Subsidiary Guarantors at any time and from time to time owed to the Administrative Agent, the Collateral Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any of the Subsidiary Guarantors.

“Opinions of Counsel” means the favorable written legal opinions of Latham & Watkins LLP and Snell & Wilmer L.L.P., counsel to Borrower and the Subsidiary Guarantors, as to such matters as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent.

“Other Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Other Satellite System.

“Other Satellite System” means (i) a Satellite (other than the ViaSat-1 Satellite) manufactured by, on behalf of or in consultation with or otherwise acquired by Borrower or any of its Subsidiaries and (ii) any gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (a) with respect to Revolving Loans, Swing Line Loans and Term Loans (if any) on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Swing Line Loans and Term Loans, as the case may be, occurring on such date; and (b) with respect to any

L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any issuance of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of unreimbursed amounts.

“Participant Register” has the meaning given in Section 11.8(e).

“Party” means any Person other than the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders, which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition of another Person that is engaged in, or of assets relating to, a line of business that is the same as, or similar to, that of Borrower or any of its Subsidiaries provided that: (i) no Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition; (ii) if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $20,000,000 (as determined by Borrower in good faith and certified on behalf of Borrower by a Responsible Official in writing), the pro-forma balance sheets and combining projections (including pro-forma financial covenant ratios) provided by Borrower to the Administrative Agent shall have demonstrated that, after giving effect to such Acquisition on a Pro Forma Basis, (a) Borrower would have been in compliance with the financial covenants set forth in Sections 6.13 and 6.14 of this Agreement throughout the period of the four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition and (b) Borrower would remain in compliance with such financial covenants for the period of four (4) Fiscal Quarters immediately following the date of such Acquisition; (iii) if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $20,000,000 (as determined by Borrower in good faith and certified on behalf of Borrower by a Responsible Official in writing), Borrower shall have Liquidity of at least $20,000,000 after giving effect to such Acquisition; (iv) the terms and conditions of any and all seller purchase-money financing provided to Borrower or its Subsidiaries in connection with such Acquisition shall be subject to the Administrative Agent’s reasonable approval and (v) Borrower shall use commercially reasonable efforts to provide the Administrative Agent with at least one (1) week prior written notice of such Acquisition, together with at least one (1) year (or such shorter period in which the target has been in existence) of historical financial information relating to the target (if available) and such other documentation pertaining to the Acquisition, including quarterly projections prepared on a Pro Forma Basis, as the Administrative Agent may reasonably request; provided further that if (x) the Senior Secured Leverage Ratio is greater than 2.50 to 1.00 or (y) Liquidity is less than $50,000,000, in either case, immediately before or after giving effect to any such Acquisition on a Pro Forma Basis, such Acquisition shall not be a Permitted Acquisition hereunder unless (A) the total consideration for such Acquisition is equal to or less than $50,000,000 (as determined by Borrower in good faith and certified on behalf of Borrower by a Responsible Official in writing) and (B) at the time of such Acquisition, the total consideration for all Permitted Acquisitions, including such Acquisition, is equal to or less than $150,000,000 in the aggregate from and after the Closing Date.

“Permitted Additional Senior Indebtedness” means, collectively, (i) senior unsecured or senior secured Indebtedness of Borrower issued under an indenture under the Trust Indenture Act of 1939; provided that, in the event such Indebtedness is secured, (a) the maturity date under the indenture for such Indebtedness shall in no event occur before the Maturity Date hereunder, (b) the indenture for such Indebtedness shall not contain any covenants that require Borrower to maintain certain specified levels of earnings, leverage or similar financial tests (provided that the foregoing shall not preclude such indenture from containing any such tests as a condition to entering into and/or consummating certain transactions, such as the incurrence of other indebtedness, making of investments or payments of dividends and other restricted payments; provided the same are on market terms and conditions (as determined in the reasonable discretion of the Requisite Lenders)), (c) such Indebtedness shall not be secured by Collateral that does not also secure the Secured Obligations, nor guaranteed by more or different obligors than those guaranteeing the Secured Obligations, and any documents evidencing such security and/or such guaranties shall be substantially the same as, and no more burdensome to the obligors than, the Security Agreements covering the same Collateral and/or the guaranties covering the Guaranty Obligations and (d) the terms and conditions of such Indebtedness pursuant to any indenture or other agreement executed in connection therewith shall not impose restrictions that prevent any obligor under the Loan Documents from complying with the Loan Documents to which such obligor is a party; (ii) Indebtedness of the Subsidiary Guarantors under any Guaranty Obligations in respect thereof; and (iii) any Permitted Refinancing Indebtedness in respect thereof; provided that the same shall (to the extent secured) be subject to the terms and conditions of an Intercreditor Agreement. For the avoidance of doubt, the 2009 Senior Notes and the 2012 Senior Notes do not constitute Permitted Additional Senior Indebtedness.

“Permitted Business” means: (a) the study, research, development, testing, and support of “off-the-shelf,” semi-custom and custom communication and satellite systems, products and components (including without limitation terrestrial, airborne and space systems); (b) the design, manufacture, production, sale, distribution and operation of satellite and other wireless or wired networks and networking systems, products and services to government and commercial customers and consumers (including without limitation terrestrial, airborne and space systems); (c) the management and provision of network satellite and other communication and information services; (d) the design, development, sale, provision and distribution of fixed and mobile broadband services offered through any satellite, (e) the business of Borrower and its Subsidiaries as historically and currently conducted and (f) any and all business and other activities related to, in furtherance of, or ancillary to the foregoing.

“Permitted Encumbrances” means, with respect to Borrower and its Subsidiaries:

(a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

(g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p) Liens consisting of deposits of Property to secure statutory obligations of Borrower and its Subsidiaries;

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

(r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture;

(s) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held; and

(t) Liens securing Permitted Additional Senior Indebtedness (to the extent secured); provided that such Liens are junior in priority to the Liens securing the Secured Obligations, pursuant to the terms and conditions of an Intercreditor Agreement.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred to refinance, refund, extend, renew or replace all or a portion of Permitted Additional Senior Indebtedness or Subordinated Obligations, as the case may be (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness (except by an amount equal to reasonable unpaid accrued interest and premium thereon plus reasonable upfront fees, expenses and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness), (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no earlier than such Refinanced

Indebtedness, (iii) if such Refinanced Indebtedness or any Guaranty Obligations thereof are subordinated to the Secured Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guaranty Obligations thereof remain so subordinated on terms, when taken as a whole, no less favorable to the Lenders, (iv) such Indebtedness, if secured, is not secured by a Lien on any assets other than the collateral securing the Refinanced Indebtedness (including, for the avoidance of doubt, after acquired collateral that would have secured such Refinanced Indebtedness pursuant to the terms of such Refinanced Indebtedness), and (v) in the case of Permitted Refinancing Indebtedness or Permitted Additional Senior Indebtedness that will be secured by the Collateral, the relevant holders of such refinancing, refunding, extending, renewing or replacing Indebtedness become party to an Intercreditor Agreement.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

“Pricing Certificate” means a certificate in the form of Exhibit C, properly completed and signed by a Senior Officer or his or her designated representative of Borrower.

“Pricing Period” means (a) the period commencing on the Closing Date and ending on June 1, 2012, and (b) thereafter, the period commencing on each September 2, December 2, March 2, and June 2, and ending on the next following December 1, March 1, June 1, or September 1, respectively.

“Prime Rate” means the rate of interest publicly announced from time to time by the Administrative Agent in San Francisco, California (or other headquarters city of the Administrative Agent), as its “reference rate.” The “reference rate” is one of several base rates used by the Administrative Agent and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The “reference rate” is not necessarily the lowest base interest rate used by the Administrative Agent. The “reference rate” is evidenced by the recording thereof after its announcement in such internal publication or publications as the Administrative Agent may designate. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to compliance with any financial test or ratio or preparation and delivery of pro forma financial information hereunder (including any incurrence test), compliance with such financial test or ratio or preparation and delivery of such financial information after giving effect to (a) any EBITDA Event or (b) any Disposition of a Subsidiary or operating entity for which historical financial statements for the relevant period are available that occurred during the relevant testing period for which such financial test or ratio is being calculated, including pro forma adjustments arising out of events which are directly attributable to the proposed EBITDA Event or Disposition, are factually supportable and are expected to have a continuing impact, and such other adjustments as are determined in accordance with the definition of EBITDA, in each case as determined by Borrower in good faith and certified on behalf of Borrower by a Responsible Official in writing, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Borrower and/or any of its Subsidiaries, calculated as if such EBITDA Event or Disposition, and all other EBITDA Events or Dispositions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated and incurred or repaid at the beginning of such period, and any interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of Borrower and its Subsidiaries for such period; provided that (i) interest accrued during such period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of Borrower and its Subsidiaries for such period.

“Projections” means the projected financial information to be prepared by Borrower and furnished to the Lenders hereunder.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Outstandings” of any Lender at any time, means (a) in the case of any New Term Loan Commitments or Extended Term Loan Commitments that have been terminated, the outstanding principal amount of the Term Loans owing to such Lender and (b) in the case of any Revolving Commitments or Extended Revolving Commitments that have been terminated, the sum of (i) the outstanding principal amount of Revolving Loans owing to such Lender and (ii) the amount of the participation of such Lender in outstanding Letters of Credit.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if any such Commitments are terminated, the Pro Rata Outstandings thereof) of such Lender then in effect by (b) the sum of the Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings thereof) of all Lenders then in effect, as such percentage may be increased or decreased pursuant to Section 2.8 and/or an Assignment and Acceptance executed in accordance with Section 11.8.

“Quarterly Payment Date” means each April 1, July 1, October 1 and January 1, commencing with July 1, 2012.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by any of Borrower or its Subsidiaries.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Refunded Swing Line Advances” has the meaning given in Section 2.9(c).

“Register” has the meaning given in Section 11.8(d).

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Request for Letter of Credit” means a written request for a Letter of Credit on the Issuing Lender’s then-current form of Application and Agreement for Standby Letter of Credit or Application and Agreement for Commercial Letter of Credit, as applicable, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit D, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of (i) the aggregate Revolving Commitments (or, if such Revolving Commitments are terminated, the sum of the amounts of the participations in Swing Line Advances, the principal amount of unparticipated portions of the Swing Line Advances and the Pro Rata Outstandings thereof) and (ii) any other Commitments under any other facility provided hereunder (or, if such Commitments are terminated, the Pro Rata Outstandings under such facilities) then in effect, ignoring, in such calculation, the amounts held by any Defaulting Lender.

“Responsible Official” means (a) any Senior Officer of Borrower and (b) any other responsible official of Borrower so designated in a written notice thereof from a Senior Officer to the Administrative Agent. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Borrower or such Subsidiary.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders Revolving Commitments at such time.

“Revolving Commitment” means, subject to Sections 2.5 and 2.8, $325,000,000. The respective Pro Rata Shares of the Lenders with respect to the Revolving Commitment are, subject to Sections 2.5, 2.8 and 11.8, set forth in Schedule 1.1.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Loan” means a Loan (other than a Swing Line Advance) made under the Revolving Commitment. Unless the context shall otherwise require, the term “Revolving Loan” shall include any Extended Revolving Loans.

“Revolving Loan Maturity Date” means the earliest of (a) the latest Scheduled Revolving Loan Maturity Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.5 or 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Note” means any of the promissory notes made by Borrower to a Lender evidencing Advances (other than the Swing Line Advances) under that Lender’s Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit E-1.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Sale and Leaseback Transaction” means, with respect to Borrower or any of its Subsidiary, any arrangement, directly or indirectly, with any Person whereby Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Satellite” means any satellite owned by Borrower or any of its Subsidiaries (whether now owned or hereafter acquired) and any satellite purchased by Borrower or any of its Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Activities” means any of the following: (a) designing, developing, procuring, constructing, managing, launching, testing, operating, insuring and commercializing one or more Satellites; (b) procuring, leasing, managing and operating capacity or bandwidth on one or more satellites; (c) designing, developing, procuring, constructing, manufacturing, managing, testing, operating, maintaining, insuring, leasing and commercializing gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment) for satellites; (d) procuring, making, holding and maintaining licenses, authorizations, approvals, permits, filings, registrations, consents, agreements and other instruments with respect to any of the foregoing and any payments associated therewith; and (e) pursuing such other lawful business activities as may be related, ancillary or complementary to any of the foregoing or a reasonable extension or expansion thereof.

“Satellite Project” means the ViaSat-1 Project and any Other Satellite Project.

“Scheduled Revolving Loan Maturity Date” means (a) with respect to the Revolving Commitments of the Revolving Lenders (other than any portion constituting an Extended Facility), May 9, 2017 and (b) with respect to any Extended Revolving Commitments, the maturity dates specified therefor in the applicable Extended Facility Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Agency succeeding to any of its principal functions.

“Secured Hedging Agreements” means any Hedging Agreement between Borrower or its Subsidiaries and a Hedge Bank.

“Secured Obligations” means (a) all Obligations, (b) all debts, liabilities and obligations now or hereafter owing from Borrower and any Subsidiary Guarantor to any Lender or any Affiliate of a Lender under Secured Hedging Agreements or arising from or related to Bank Products and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Parties” has the meaning set forth in the Security Agreements.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit M.

“Security Agreements” means the Borrower Pledge Agreement, the Borrower Security Agreement, the Subsidiary Pledge Agreement, the Subsidiary Security Agreement and each of the other collateral assignments, security agreements, pledge agreements or other similar agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of Borrower.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all secured Indebtedness of Borrower and its Subsidiaries on that date to (b) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on that date.

“Series” has the meaning given in Section 2.8(a).

“Significant Domestic Subsidiary” means a Significant Subsidiary that is not a Foreign Subsidiary.

“Significant Foreign Subsidiary” means a Foreign Subsidiary that is a Significant Subsidiary.

“Significant Subsidiary” means a Subsidiary that either (i) had EBITDA for the Fiscal Year then most recently ended in excess of 5% of EBITDA for such Fiscal Year, (ii) had net assets in excess of 5% of the total net assets of Borrower and its Subsidiaries on a consolidated basis as at the end of the Fiscal Year then most recently ended or (iii) owns a Satellite; provided that, for purposes of this Agreement, Trellisware shall not be deemed to be a Significant Subsidiary unless Trellisware (x) is a Wholly-Owned Subsidiary and (y) otherwise satisfies either of the requirements set forth in clauses (i), (ii) or (iii) of this definition.

“Solvent” means, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction; and (d) such Person is generally paying its debts as they become due. For the purpose of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

“Special Eurodollar Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof (including, without limitation, Dodd-Frank and Basel III, regardless of the date enacted, adopted or issued), or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

“Standby Letter of Credit” means each Letter of Credit issued by the Issuing Lender pursuant to Section 2.4 to support the payment or performance of an obligation by Borrower.

“Stockholders’ Equity” means, as of any date of determination and with respect to any Person, the consolidated stockholders’ equity of the Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to Disqualified Stock.

“Subordinated Obligations” means any Indebtedness of Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the latest applicable Maturity Date (unless permitted under an Affiliate Subordination Agreement), (b) is not secured by any Lien on any Property of Borrower or any of its Subsidiaries, (c) is not guarantied by any Subsidiary of Borrower unless, if such Subsidiary is a party to the Subsidiary Guaranty, such guaranty of such Indebtedness is subordinated to the Subsidiary Guaranty pursuant to a Subordination Agreement or an Affiliate Subordination Agreement, as applicable, and (d) is subordinated pursuant to a Subordination Agreement or an Affiliate Subordination Agreement, as applicable. For the avoidance of doubt, the 2009 Senior Notes and the 2012 Senior Notes do not constitute Subordinated Obligations.

“Subordination Agreement” means a subordination agreement substantially in the form attached hereto as Exhibit F-2 with such modifications, if any, subject to the Administrative Agent’s reasonable approval.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Notwithstanding the foregoing, except for purposes of Sections 6.11, 6.13, 6.14, 7.1(a) through (d), Section 7.3, Sections 9.1(g), (i) and (j), the definitions of Indebtedness, Interest Expense and EBITDA, Trellisware shall not be deemed to be a “Subsidiary,” and the representations and warranties set forth in Article 4, the covenants set forth in Article 5 and Article 6, and the Events of Default set forth in Section 9.1 shall not apply to Trellisware unless it is a Wholly-Owned Subsidiary.

“Subsidiary Guarantors” means all Significant Domestic Subsidiaries and each other Subsidiary of Borrower that guarantees the Obligations pursuant to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty, dated as of the date hereof, by and among the Subsidiary Guarantors and the Collateral Agent.

“Subsidiary Pledge Agreement” means the Amended and Restated Subsidiary Pledge Agreement, dated as of the date hereof, by and among the Subsidiary Guarantors and the Collateral Agent.

“Subsidiary Security Agreement” means the Amended and Restated Subsidiary Security Agreement, dated as of the date hereof, by and among the Subsidiary Guarantors and the Collateral Agent.

“Succeeding Years” has the meaning given in Section 7.1(d).

“Swing Line” means the revolving credit loans to be advanced to Borrower by the Swing Line Lender pursuant to Section 2.9 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” means a borrowing requested by Borrower and made by Swing Line Lender pursuant to Section 2.9 hereof.

“Swing Line Lender” means Union Bank, N.A., in its capacity as lender of the Swing Line under Section 2.9 of this Agreement, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” means Ten Million Dollars ($10,000,000).

“Swing Line Note” means any of the promissory notes made by Borrower to Swing Line Lender evidencing Swing Line Advances substantially in the form of Exhibit E-2.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means the New Term Loan Commitment and the Extended Term Loan Commitment.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loans” means the New Term Loans and the Extended Term Loans.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the facts or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of Borrower and its Subsidiaries, on a Consolidated basis, on that date minus the aggregate amount of all U.S. Cash and U.S. Cash Equivalents in excess of $30,000,000 held by Borrower and each Domestic Subsidiary on that date, to (b) Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end.

“Trellisware” means Trellisware Technologies, Inc., a Delaware corporation.

“type,” when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

“Union Bank” means Union Bank, N.A., a national banking association.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“ViaSat Holding” means ViaSat Holding, Inc. (f/k/a WildBlue Holding, Inc.), a Delaware corporation.

“ViaSat-1 Project” means any Satellite Activities performed or undertaken in connection with or with respect to the ViaSat-1 Satellite System.

“ViaSat-1 Satellite System” means (i) the ViaSat-1 Satellite manufactured by Space Systems/Loral, Inc. and (ii) related gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“Wholly-Owned Subsidiary” means a Subsidiary of Borrower, 100% of the Equity Interests of which are owned, directly or indirectly, by Borrower, except for director’s qualifying shares required by applicable Laws.

“Withholding Agent” means Borrower and the Administrative Agent.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, renewals, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 6.13 and 6.14 would then be calculated in a different manner or with different components, Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change. However, notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Leases or otherwise reflected on Borrower’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 References to “Borrower and its Subsidiaries”. Any reference herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

1.7 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

2.1 Loans – General.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the applicable Revolving Loan Maturity Date, each Lender shall, pro rata according to that Lender’s Pro Rata Share of the then applicable Revolving Commitment, make Advances to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not result in the sum of (i) the Outstanding Amount of all Revolving Loans, (ii) the Outstanding Amount of all Swing Line Advances and (iii) the Aggregate Effective Amount of all outstanding Letters of Credit to exceed the then applicable Revolving Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Revolving Commitment without premium or penalty.

(b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Administrative Agent has notified, in its reasonable discretion, Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan (conforming to the preceding sentence) in person or by facsimile or electronic communication to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

(c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone, facsimile (and if by telephone, promptly confirmed by facsimile) of the date and type of the Loan, the applicable Eurodollar Period, and that Lender’s Pro Rata Share of the Loan. Not later than 12:00 p.m., California time, on the date specified for any Loan (which must be a Banking Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8 and, if applicable, any New Term Facility Supplement and Extended Facility Agreement, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

(d) Unless the Requisite Lenders otherwise consent, each Loan which is an Alternate Base Rate Loan shall be not less than $1,000,000 and in an integral multiple of $500,000 and each Loan which is a Eurodollar Rate Loan shall be not less than $5,000,000 and in an integral multiple of $1,000,000. Unless the Swing Line Lender otherwise consents, each Swing Line Advance shall be not less than $250,000 and in an integral multiple of $250,000.

(e) If requested by any Revolving Lender, the Advances made by each Lender under the Revolving Commitment shall be evidenced by such Lender’s Revolving Note or Swing Line Note, as applicable.

(f) A Request for Loan that is a Eurodollar Rate Loan shall become irrevocable three Eurodollar Banking Days before the requested date of the Loan. A Request for Loan that is an Alternate Base Rate Loan shall become irrevocable one Banking Day before the requested date of the Loan.

(g) If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(c), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Eurodollar Period for any outstanding Eurodollar Rate Loan, then on the last day of such Eurodollar Period, such Eurodollar Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

All Loans, Swing Line Advances and Letters of Credit issued or outstanding, as applicable, under the Existing Loan Agreement on the date hereof shall be deemed made pursuant to and outstanding under this Agreement on the date hereof.

2.2 Alternate Base Rate Loans. Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m. California time, on the date (which must be a Banking Day) immediately prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to Section 2.3.

2.3 Eurodollar Rate Loans.

(a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 9:00 a.m., California time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

(b) On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or facsimile (and if by telephone, promptly confirmed by facsimile).

(c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than six (6) Eurodollar Rate Loans shall be outstanding at any one time.

(d) No Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

(e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

2.4 Letters of Credit.

(a) The Existing Letters of Credit described in Schedule 2.4 shall be Letters of Credit for all purposes under this Agreement.

(1) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolving Loan Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Commitment as Borrower may request by a Request for Letter of Credit; provided that:

(i) giving effect to all such Letters of Credit, the sum of:

(A) the Outstanding Amount of all Revolving Loans; plus

(B) the Outstanding Amount of all Swing Line Advances; plus

(C) the Aggregate Effective Amount of all outstanding Letters of Credit, does not exceed the then applicable Revolving Commitment; and

(ii) the Aggregate Effective Amount under all outstanding Letters of Credit does not exceed $50,000,000.

(2) Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender.

(3) Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit (other than any Existing Letters of Credit) shall not exceed twenty four (24) months.

(4) The term of any Letter of Credit shall not extend beyond the latest Scheduled Revolving Loan Maturity Date unless all Revolving Lenders and the Issuing Lender otherwise consent in a writing delivered to the Administrative Agent and as a condition thereto Borrower either (a) provides to the Issuing Lender on or prior to the latest Scheduled Revolving Loan Maturity Date cash collateral, pursuant to such deposit pledge documentation as the Issuing Lender may reasonably require, in the amount equal to 103% of the face amount of any Letter of Credit that will remain outstanding after repayment in full of the Obligations (or such lesser amount as shall then be available for drawing under any Letter of Credit); or (b) provides to the Issuing Lender of a “back-up” standby letter of credit in the full face amount of any Letter of Credit that will remain outstanding after Revolving Loan Maturity Date (or such lesser amount as shall then be available under the Requested Letter of Credit) issued by a bank acceptable to the Issuing Lender in its reasonable discretion.

(b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least two (2) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Revolving Lenders, of the amount and terms thereof.

(c) Upon the issuance of a Letter of Credit, each Revolving Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender’s Pro Rata Share of the Revolving Commitment. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Revolving Lender shall, pro rata according to its Pro Rata Share, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Loans for two (2) Banking Days and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the

Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Revolving Lenders have not reimbursed the Issuing Lender pursuant to Section 2.4(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Revolving Lender that has reimbursed the Issuing Lender pursuant to Section 2.4(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 2.4(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Issuing Lender) with respect to such claim.

(e) Borrower may, pursuant to a Request for Loan, request that Advances made under the Revolving Commitment be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.4(d) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(f) If Borrower fails to make the payment required by Section 2.4(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Lender under Section 2.4(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Revolving Lenders under the Revolving Commitment in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Uniform Commercial Code Section 5109. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability prior to its stated expiration date of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared substantially to comply with the terms of the Letter of Credit;

(v) payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit, unless the acceptance of such draft or other accompanying document constituted gross negligence;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

(xiii) so long as the Issuing Lender in good faith determines that the contract or document appears substantially to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit unless the Issuing Lender’s actions constituted gross negligence; and

(xiv) where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever unless the Issuing Lender’s actions constituted gross negligence.

(i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6, with all necessary changes.

(j) The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

(k) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(l) Extensions. If the Maturity Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit (such maturity date, the “Earlier Revolving Commitment Maturity Date”), then (i) on such Earlier Revolving Commitment Maturity Date, if one or more other tranches of Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.4(c)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.4(a)(4). Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

(m) The Issuing Lender shall not issue any Letter of Credit if any Revolving Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with Borrower or such Revolving Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.11(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

2.5 Termination or Reduction of Revolving Commitment.

(a) Optional. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five (5) Banking Days’ prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $10,000,000, or to terminate, all or a portion of the then undisbursed portion of the Revolving Commitment; provided Borrower shall not terminate or reduce (A) the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the total Revolving Loans outstanding would exceed the Revolving Commitment, or (B) Letter of Credit Sublimit if, after giving effect thereto, the aggregate amount of Letters of Credit outstanding that is not fully cash collateralized hereunder would exceed the Letter of Credit Sublimit; provided further that (i) Borrower may terminate or reduce separately (I) any portion of the Revolving Credit Facility not constituting an Extended Revolving Credit Facility and (II) any Extended Revolving Credit Facility as specified in their notice and (ii) no Extended Revolving Credit Facility may be terminated or reduced pursuant to this Section 2.5(a) prior to the termination of each portion of the Revolving Credit Facility with an earlier Scheduled Revolving Loan Maturity Date without the prior written consent of each Revolving Credit Lender under each such portion of the Revolving Credit Facility. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of the Revolving Commitment under this Section.

(b) Mandatory. (i) Upon the occurrence of the Revolving Loan Maturity Date applicable to any portion of the Revolving Credit Facility, the Revolving Commitments applicable to such portion shall be automatically and permanently reduced to zero on such date.

(ii) If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Commitment at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Commitment under this Section 2.5. Upon any reduction of the Revolving Commitments, unless otherwise permitted under this Section 2.5, the Revolving Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Pro Rata Share of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination. In connection with the termination or reduction of any portion of the Revolving Credit Facility pursuant to this Section 2.5, Borrower shall prepay the Revolving Credit Loans and L/C Advances of the Revolving Credit Lenders whose Revolving Commitments have been so terminated or reduced to the extent necessary such that the Revolving Credit Loans and L/C Advances of each Revolving Credit Lender shall not exceed its Pro Rata Share of the Revolving Credit Loans and L/C Advances after giving effect to such termination or reduction.

2.6 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m. on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Revolving Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.7 Collateral. To the extent required in the Security Agreements, the Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Security Agreement.

2.8 Increase of Commitment.

(a) Request for Increase. If no Default or Event of Default shall have occurred and be continuing, Borrower may at any time prior to the applicable Maturity Date request (i) increases of the Revolving Commitment (any such increase, the “New Revolving Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “New Term Loan Commitments” and, together with the New Revolving Commitments, the “New Commitments”) by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”) (which shall promptly notify the Lenders being requested); provided, however, that any such request pursuant to a Commitment Increase Notice (x) shall be in the minimum amount of $10,000,000 and the aggregate amount of New Commitments on and after the Closing Date shall not exceed $100,000,000 and (y) may only be exercised three (3) times by Borrower during the term of this Agreement. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Banking Days after the date on which such notice is delivered to the Administrative Agent (or such lesser period of time as may be agreed to by the Administrative Agent) and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations (but no Lender is obligated to accept such allocation); provided that Borrower may, in its sole discretion, offer to any existing Lender the opportunity to participate in all or a portion of any such New Commitments and any such Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment.

(b) New Revolving Commitments. Each requested existing Revolving Lender shall notify the Administrative Agent in writing whether or not it agrees to increase its Revolving Commitment and, if it so agrees, provide the Administrative Agent prior to the Increased Amount Date with a copy of an increased commitment letter executed by such Lender and Borrower, substantially in the form of Exhibit H attached hereto. Each New Revolving Loan Lender that is not an existing Revolving Lender shall become a Lender pursuant to a joinder agreement substantially in the form attached as Exhibit I hereto or otherwise in form and substance satisfactory to the Administrative Agent; provided that the commitment of each such New Revolving Loan Lender shall be in a minimum amount of $10,000,000. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. The Administrative Agent shall promptly notify Borrower and the Revolving Lenders, including each New Revolving Loan Lender, as applicable, in writing of the final allocation of such increase and the Increased Amount Date and shall provide to such parties a revised Schedule 1.1 reflecting the final allocation of such increase.

(c) New Term Loan Commitment. The New Term Loan Commitments shall be effected pursuant to a New Term Facility Supplement executed and delivered by Borrower, the New Term Loan Lender and Administrative Agent, each of which shall be recorded in the Register, and upon the effectiveness of such New Term Facility Supplement such New Term Loan Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement. The terms and provisions of the New Term Facility shall be set forth in the New Term Facility Supplement; provided that (i) the applicable maturity date of each Series shall be no shorter than the Revolving Loan Maturity Date and (ii) the Weighted Average Yield applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable New Term Loan Lenders and shall be set forth in each applicable New Term Facility Supplement; provided, however, that, with respect to any Series of New Term Loans established on or prior to the first anniversary of the Closing Date, the Weighted Average Yield applicable to the New Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Revolving Loans plus 0.50% per annum unless the interest rate with respect to the Revolving Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Revolving Loans to equal the Weighted Average Yield then applicable to such Series of New Term Loans less 0.50% per annum. Each New Term Facility Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the opinion of Administrative Agent to effect the provision of this Section 2.8 and the Lenders hereto further agree that the New Term Lenders party to any New Term Facility Supplement may, from time to time, make amendments to such New Term Facility Supplement without the consent of any other Lenders so long as such New Term Facility Supplement, as amended, complies with the terms set forth in this Section 2.8. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement . On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the terms and conditions set forth in this Section 2.8(c) and Section 2.8(d), (i) each New Term Loan Lender of any Series shall make a loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) Conditions to Effectiveness of Increase. Such New Revolving Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) both before and after giving effect to the making of any Series (as defined below) of New Term Loans or Revolving Loans with respect to the New Revolving Commitments, each of the conditions set forth in Section 8.2 shall be satisfied and the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 8.1 and such other conditions as the parties thereto shall agree and (2) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on effectiveness of such New Revolving Commitment be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.6(e). On any date on which New Revolving Commitments are increased, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Lenders shall assign to each of the New Revolving Loan Lenders, if any, and each of the New Revolving Loan Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments, purchases, increases and decreases, such Revolving Loans will be held by the Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such New Revolving Commitments hereunder, (ii) each New Revolving Commitment shall be deemed for all purposes a “Revolving Commitment” and each Revolving Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a “Revolving Loan”, (iii) each New Revolving Loan Lender shall become a “Lender” with respect to the New Revolving Commitment and all matters relating thereto and (iv) and Borrower shall compensate each existing Lender who shall have assigned any portion of any Eurodollar Rate Loans previously held by such Lender compensation in the amount that would have been payable to such Lender under Section 3.6(e) hereof had Borrower made a prepayment of such Eurodollar Rate Loans by an amount equal to such assigned portion thereof. Upon any increase in the Revolving Commitment pursuant to this Section 2.8, Schedule 1.1 shall be deemed amended to reflect such new Revolving Commitment and Pro Rata Share of each Lender (including any New Revolving Loan Lender), as thereby increased or decreased, as appropriate.

2.9 Swing Line Advances.

(a) Commitment. Subject to the terms and conditions set forth in this Agreement (including without limitation the provisions of this Section 2.9), Swing Line Lender agrees to make one or more Advances (each such advance being a “Swing Line Advance”) to Borrower from time to time on any Banking Day during the period from the Closing Date until (but excluding) the Revolving Loan Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line. Swing Line Advances requested by Borrower not later than 10:00 a.m. California time on a Banking Day shall be made by Swing Line Lender on such day. Swing Line Advances requested by Borrower after 10:00 a.m. California time on a Banking Day shall be made by Swing Line Lender as soon as possible, but no later than the following Banking Day.

(b) Accrual of Interest and Maturity; Evidence of Indebtedness.

(i) Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement. Solely for the purposes of this Section 2.9 with respect to Swing Line Advances, “Applicable Interest Rate” means, as of any date of determination, the Alternate Base Rate plus the Applicable Alternate Base Rate Margin.

(ii) Borrower agrees that, upon the written request of Swing Line Lender, Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

(iii) Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c) Refunding of or Participation Interest in Swing Line Advances.

(i) The Administrative Agent, at any time in its sole and absolute discretion, may, in each case on behalf of Borrower (which hereby irrevocably directs the Administrative Agent to act on their behalf) request each of the Revolving Lenders (including the Swing Line Lender in its capacity as a Lender) to make an Advance of the Revolving Loan to Borrower, in an amount equal to such Lender’s Pro Rata Share of the Revolving Commitment of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). The applicable Revolving Loan Advances used to refund any Swing Line Advances shall be Alternate Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.9(c)(ii) hereof, the Swing Line Lender shall retain its claim against Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(j) hereof shall have occurred (in which event the procedures of Section 2.9(c)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan Advance are then satisfied (but subject to Section 2.9(c)(iii)), each Revolving Lender shall make the proceeds of its Revolving Loan Advance available to the Administrative Agent for the benefit of the Swing Line Lender at the office of the Administrative Agent specified in Section 2.1(c) hereof prior to 12:00 p.m. California time on the Banking Day next succeeding the date such notice is given (which must be a Banking Day), in immediately available funds. The proceeds of such Revolving Loan Advances shall be immediately applied to repay the Refunded Swing Line Advances.

(ii) If, prior to the making of an Advance of the Revolving Loan pursuant to Section 2.9(c)(i) hereof, one of the events described in Section 9.1(j) hereof shall have occurred, each Revolving Lender will, on the date such Advance of the Revolving Loan was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Pro Rata Share of the Revolving Commitment of such Swing Line Advance. Each Revolving Lender within the time periods specified in Section 2.9(c)(i) hereof, as applicable, shall immediately transfer to the Administrative Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Pro Rata Share of the Revolving Commitment of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Administrative Agent will deliver to such Lender documentation evidencing such participation.

(iii) Each Revolving Lender’s obligation to make Revolving Loan Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.9(c)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Loan Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to the Administrative Agent the amount required pursuant to Section 2.9(c)(i) or (ii) hereof, as the case may be, the Administrative Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Banking Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Lender to make available its pro rata portion of the amounts required pursuant to Section 2.9(c)(i) or (ii) hereof shall not be affected by the failure of any other Lender to make such amounts available, and no Lender shall have any liability to Borrower, any Subsidiary Guarantor, the Administrative Agent, the Swing Line Lender, or any other Lender or any other party for another Lender’s failure to make available the amounts required under Section 2.9(c)(i) or (ii) hereof.

(iv) Notwithstanding the foregoing, no Revolving Lender shall be required to make any Revolving Loan Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Banking Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Administrative Agent or any Revolving Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however, that the obligation of the Revolving Lenders to make such Revolving Loan Advances (or purchase such participations) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders. In the event that the Swing Line Lender receives any such notice, the Swing Line Lender shall have no obligation to fund any Swing Line Advances until such notice is withdrawn by the Administrative Agent or such Lender or until the requisite Lenders have waived such Default or Event of Default in accordance with the terms of this Agreement.

(v) Notwithstanding anything to the contrary in this Section 2.9 or elsewhere in this Agreement, the Swing Line Lender may terminate the Swing Line at any time in its sole discretion.

(d) Extensions. If a Scheduled Revolving Loan Maturity Date shall have occurred at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer Maturity Date (the “Earlier Maturity Date”), then, on the Earlier Maturity Date, all then outstanding Swing Line Advances shall be repaid in full (and there shall be no adjustment to the participations in such Swing Line Advances as a result of the occurrence of the Earlier Maturity Date); provided, however, that if on the occurrence of the Earlier Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.4(l)), there shall exist sufficient undrawn amounts under the Extended Revolving Credit Facilities in effect after the occurrence of the Earlier Maturity Date so that the respective outstanding Swing Line Advances could be incurred pursuant to such Extended Revolving Credit Facilities, then (1) there shall be an automatic adjustment on the Earlier Maturity Date of the risk participations of the Revolving Lenders under such Extended Revolving Credit Facilities pro rata according to such Lender’s Pro Rata Share of the then applicable Commitments under such Extended Revolving Credit Facilities and such outstanding Swing Line Advances shall be deemed to have been incurred solely pursuant to the such Commitments and (2) such Swing Line Advances shall not be required to be repaid in full on the Earlier Maturity Date.

2.10 Defaulting Lender

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(1) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(2) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, to cash collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement or any New Term Facility Supplement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x)

satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement or any New Term Facility Supplement and (y) cash collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any New Term Facility Supplement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any New Term Facility Supplement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Sections 8.1 and 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10(a)(4). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10(a)(2) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(3) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 3.3 or under any New Term Facility Supplement for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.11.

(C) With respect to any commitment fee payable under Section 3.3 or any New Term Facility Supplement or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing

Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(4) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Sections 8.1 and 8.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(5) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.11.

(b) Defaulting Lender Cure. If Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.10(a)(4), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.11 Cash Collateral.

(a) Certain Credit Support Events. If (i) the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Revolving Loan Maturity Date, any L/C Obligation for any reason remains outstanding, (iii) Borrower shall be required to provide cash collateral pursuant to Section 9.2, or (iv) there shall exist a Defaulting Lender, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Banking Day (in all other cases) following any request by the Administrative Agent or the Issuing Lender, provide cash collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of cash collateral provided pursuant to clause (iv) above, after giving effect to Section 2.10(a)(iv) and any cash collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such cash collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Lender as herein provided, or that the total amount of such cash collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender). All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in accounts with respect to which the Collateral Agent has a perfected security interest by control.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.11, Section 2.10 or Section 9.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to cash collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as cash collateral following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (ii) the determination by the Administrative Agent and the

Issuing Lender that there exists excess cash collateral; provided that, subject to Section 2.11 the Person providing cash collateral and the Issuing Lender may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such cash collateral was provided by Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.12 Request for Extended Facilities. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders of New Term Loans with a like Maturity Date (as specified in the applicable New Term Facility Supplement therefor), all Lenders with Revolving Commitments with a like Maturity Date, in each case on a pro rata basis (based on the Outstanding Amount of the respective Loans or the aggregate amount of the Commitments, as the case may be, with the same maturity date) and on the same terms to each such Lender, Borrower may from time to time offer (but no Lender is obligated to accept such offer) to extend the maturity date, increase the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modify the amortization schedule in respect of such Lender’s New Term Loans for any New Term Loans (each, an “Extension”, and each group of loans or commitments, as applicable, in each case as so extended, as well as the original loans and commitments (in each case not so extended), being a tranche; any Extended New Term Loans shall constitute a separate tranche of term loans from the tranche of term loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), all as set forth in greater detail in an Extended Facility Agreement so long as the terms set forth below are satisfied:

(i) (A) no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extended Facility Closing Date and (B) except for (I) representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (II) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.6 (with respect to the last sentence only) and 4.17) shall be true and correct in all material respects on and as of the date of the Extended Facility Closing Date as though made on that date;

(ii) except as to interest rates, fees and final maturity, the Revolving Commitment of any Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.9(d) and 2.4(l) to the extent dealing with Letters of Credit and Swing Line Advances which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit and Swing Line Advances shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their pro rata share of the aggregate Revolving Commitment (and except as provided in Sections 2.9(d) and 2.4(l), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Advances and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date for the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five (5) different maturity dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments, the Term Loans of any Term Loan Lender (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer;

(iv) the final maturity date for any Extended Term Loans shall be no earlier than the then latest maturity date hereunder or under any existing Extended Facility Agreement and the amortization schedule applicable to such Extended Term Loans for periods prior to the maturity date of the Term Loans extended thereby may not be increased from any then existing amortization schedule applicable to Term Loans;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extended Facility Agreement;

(vii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the applicable New Term Loans or Revolving Loans, as the case may be, of the applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer;

(viii) all documentation in respect of such Extension shall be consistent with the foregoing;

(ix) any Extended Facility requested by Borrower shall be in a minimum amount of $20,000,000; and

(x) the Administrative Agent and the lenders party thereto shall enter into an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the case may be, and satisfy the conditions precedent set forth therein.

Subject to compliance with the terms of this Section 2.12, the Administrative Agent, the Issuing Lender and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.12 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extended Facility Agreement) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 3.10, 11.2, 11.10 or any other provisions regarding the sharing of payments) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.12. The Lenders hereto agree that the Extended Facility Lenders party to any Extended Facility Agreement may, from time to time, make amendments to such Extended Facility Agreement without the consent of any other Lenders so long as such Extended Facility Agreement, as amended, complies with the terms set forth in this Section 2.12.

ARTICLE 3

PAYMENTS AND FEES

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Monthly Payment Date; provided that all accrued and unpaid interest on any Swing Line Advance refunded pursuant to Section 2.9(d) hereof, shall be due and payable in full on the date such Advance is refunded or converted. Except as otherwise provided in Sections 3.1(d) and 3.8, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

(c) Interest accrued on each Eurodollar Rate Loan shall be due and payable on the last day of the related Eurodollar Period; provided, however, that if any Eurodollar Period exceeds three (3) months, interest shall be paid on the respective dates that fall every three (3) months after the beginning of such Eurodollar Period. Except as otherwise provided in Sections 3.1(d) and 3.8, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Eurodollar Rate Margin.

(d) During the existence of an Event of Default, the Loans shall bear interest at a rate per annum equal to the sum of (i) the interest rate specified in Sections 3.1(b) or 3.1(c). whichever is applicable, plus (ii) two (2) percentage points (the “Default Rate”).

(e) If not sooner paid, the aggregate principal amount of all Loans and Swing Line Advances outstanding shall be payable as follows:

(i) the amount, if any, by which the sum of (a) the Outstanding Amount of all Revolving Loans plus (b) the Outstanding Amount of the Swing Line Advances plus (c) the Aggregate Effective Amount of all outstanding Letters of Credit at any time exceeds the then applicable Revolving Commitment shall be payable immediately;

(ii) the aggregate Outstanding Amount under all Revolving Loans and all Swing Line Advances shall in any event be payable on the applicable Revolving Loan Maturity Date;

(iii) any New Term Loans shall be payable in the installments and on the Maturity Date set forth in the applicable New Term Facility Supplement pursuant to which such Loans were made; and

(iv) any Extended Loans shall be payable in the installments and on the Maturity Date set forth in the applicable Extended Facility Agreement pursuant to which such Loans were made.

(f) The aggregate Outstanding Amount under all of the Revolving Loans and all Swing Line Advances may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Subsection, (i) any partial prepayment of a Loan shall be not less than $500,000 and shall be an integral multiple of $100,000 unless the entire outstanding amount of such Loan is being prepaid, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m. California time on the date that is one (1) Banking Day before the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a Eurodollar Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, and (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.6(e).

3.2 Closing Date Fees. On the Closing Date, Borrower shall pay each of the following fees:

(a) to the Administrative Agent, for the account of each Lender, a one-time upfront fee, based upon each Lender’s Pro Rata Share of the Revolving Commitment on the Closing Date, as set forth in a separate agreement among Borrower and the Arrangers;

(b) to the Administrative Agent, for the sole account of Union Bank, such fees as are set forth in a separate agreement between Borrower and Union Bank.

3.3 Commitment Fee. From the Closing Date through the applicable Revolving Loan Maturity Date for each Revolving Lender, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Revolving Lenders pro rata according to their Pro Rata Share of the Revolving Commitment, a commitment fee equal to the Applicable Commitment Fee Rate per annum times the average daily amount by which the Revolving Commitment exceeds an amount equal to the sum of (i) aggregate daily outstanding principal amount of all Revolving Loans plus (ii) the Aggregate Effective Amount of all Letters of Credit then outstanding. The commitment fee shall be payable quarterly in arrears as of each Quarterly Payment Date within ten (10) days after receipt by Borrower of an invoice therefor from the Administrative Agent.

3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the following fees:

(a) with respect to the issuance of each Standby Letter of Credit, (x) to the Administrative Agent, for the benefit of the Issuing Lender, an issuance fee of 0.125% of the face amount of such Standby Letter of Credit; and (y) for each day during each Pricing Period that a Letter of Credit is outstanding, to the Administrative Agent, for the Lenders ratably, in accordance with their respective Pro Rata Shares of the Revolving Commitment, a standby letter of credit fee in an amount equal to the Applicable Eurodollar Rate Margin per annum times the face amount of such Standby Letter of Credit;

(b) with respect to the issuance of each Commercial Letter of Credit, to the Administrative Agent a commercial letter of credit issuance fee in the amount set forth from time to time as the Issuing Lender’s published scheduled fee for the issuance of commercial letters of credit, which fee the Administrative Agent shall promptly pay to the Lenders ratably, in accordance with their respective Pro Rata Shares of the Revolving Commitment; and

(c) concurrently with each negotiation, drawing or amendment of each Commercial Letter of Credit, to the Issuing Lender for the sole account of the Issuing Lender, negotiation, drawing and amendment fees in the amounts set forth from time to time as the Issuing Lender’s published scheduled fees for such services.

Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable and, with respect to Sections 3.4(a) and (b), shall be payable quarterly in arrears.

3.5 Increased Commitment Costs. If any Lender or Issuing Lender shall determine in good faith that the introduction after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy or liquidity requirements, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof (including, without limitation, Dodd-Frank and Basel III, regardless of the date enacted, adopted or issued), or compliance by such Lender or Issuing Lender (or its Eurodollar Lending Office) or any corporation controlling such Lender or Issuing Lender, with any request, guideline or directive regarding capital adequacy or liquidity requirements (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender’s, such Issuing Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender, such Issuing Lender or any corporation controlling such Lender or Issuing Lender and (taking into consideration such Lender’s, such Issuing Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements and such Lender’s or such Issuing Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five (5) Banking Days after demand of such Lender or such Issuing Lender, Borrower shall pay to such Lender or such Issuing Lender, from time to time as specified in good faith by such Lender or such Issuing Lender, additional amounts sufficient to compensate such Lender or such Issuing Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount unless such Lender or such Issuing Lender is charging similar amounts to similarly situated Borrowers and provided further that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand (except to the extent of any retroactive application of the law, rule, regulation or guideline (or similar) giving rise to such demand). Borrower may replace such Lender or such Issuing Lender by notifying such Lender or such Issuing Lender, within five (5) Banking Days after demand of such Lender or such Issuing Lender, of Borrower’s intention to replace such Lender or such Issuing Lender and Borrower shall then replace such Lender or such Issuing Lender by causing such Lender or such Issuing Lender to assign its Commitments to one or more other then-existing Lenders or to another Eligible Assignee reasonably satisfactory to the Administrative Agent within forty-five (45) days after demand of such Lender or such Issuing Lender. Each Lender’s or Issuing Lender’s determination of such amounts shall be conclusive in the absence of manifest error.

3.6 Eurodollar Costs and Related Matters.

(a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five (5) Banking Days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided that Borrower shall not be obligated to pay any such amount unless such Lender is charging similar amounts to similarly situated Borrowers and provided further that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand (except to the extent of any retroactive application of the law, rule, regulation or guideline (or similar) giving rise to such demand)). The Lender’s determination of such amount shall be conclusive in the absence of manifest error.

(b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

(1) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, excluding, in each case, (i) any Indemnified Taxes (as to which Section 3.11 shall govern exclusively), and (ii) any Taxes described in clause (a), (c) or (d) of the definition of “Excluded Taxes”;

(2) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

(3) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market); provided that Borrower shall not be obligated to pay any such amount unless such Lender is charging similar amounts to similarly situated Borrowers and provided further that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

(c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(e). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Borrower shall have the right to replace such Lender by causing such Lender to assign its Commitments to one or more other then-existing Lenders or to another Eligible Assignee reasonably satisfactory to the Administrative Agent. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

(d) If, with respect to any proposed Eurodollar Rate Loan:

(1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

(2) the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances; then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended.

(e) Upon payment or prepayment of any Eurodollar Rate Advance (other than as the result of a conversion required under Section 3.6(c)) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.1(a) to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan after such Request for Loan has become irrevocable, Borrower shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

(1) $250; plus

(2) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the Eurodollar Rate plus the Applicable Eurodollar Rate Margin if that amount had remained or been outstanding through the last day of the applicable Eurodollar Period exceeds (ii) the interest that the Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Eurodollar Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(3) all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

(f) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender. Borrower may replace such Lender by notifying such Lender, within five (5) Banking Days after demand of such Lender, of Borrower’s intention to replace such Lender and Borrower shall then replace such Lender by causing such Lender to assign its Commitments to one or more other then-existing Lenders or to another Eligible Assignee reasonably satisfactory to the Administrative Agent within forty-five (45) days after demand of such Lender.

3.7 Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.8 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of Borrower and its Subsidiaries or for any other reason, Borrower, or the Lenders determine that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under any other provision of this Agreement to payment of any Secured Obligations hereunder at the Default Rate. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Secured Obligations hereunder.

3.9 Non-Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

3.10 Manner and Treatment of Payments.

(a) Each payment hereunder (except payments pursuant to Sections 3.5, 3.6, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be promptly paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

(b) Except to the extent provided in Sections 3.5 and 3.6(f), each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

(c) Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g). Such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.

3.11 Taxes.

(a) Issuing Lender. For purposes of this Section 3.11, the term “Lender” includes any Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Agency in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Agency in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Agency pursuant to this Section 3.11, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Agency evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

The Administrative Agent shall be subject to this Section 3.11(g), and shall deliver to Borrower any required forms described above, as if it were a Lender.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Agency) in the event that such indemnified party is required to repay such refund to such Governmental Agency. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

3.12 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.13 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.7) fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

3.14 Administrative Agent’s Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.15 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

3.16 Survivability. All of Borrower’s obligations under Sections 3.5 and 3.6 shall survive for the ninety (90) day period following the date on which the Commitments are terminated and all Loans hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period to the extent provided in such Sections.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a party and to perform its Obligations. The chief executive offices of Borrower are located in California. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, consents, approvals, orders, licenses and permits or file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and the Subsidiary Guarantors of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action, and do not and will not:

(a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

(b) Violate or conflict with any provision of such Party’s certificate of incorporation or bylaws or equivalent charter documents, as applicable;

(c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others (other than Permitted Rights of Others) upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(d) Violate any Requirement of Law applicable to such Party in any respect that constitutes a Material Adverse Effect;

(e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected in any respect that constitutes a Material Adverse Effect; and such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except as previously obtained or made and as provided in Section 9.2(e), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower or any Subsidiary Guarantor of the Loan Documents to which it is a party (except where the failure to do so does not constitute a Material Adverse Effect).

4.4 Subsidiaries.

(a) Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding (where applicable), number of capital shares owned by Borrower or a Subsidiary of Borrower (specifying such owner) (where applicable) and jurisdictions of organization of all Subsidiaries of Borrower as of the Closing Date and specifies which thereof, as of the Closing Date is a Significant Subsidiary. As of the Closing Date, except as described in Schedule 4.4, Borrower does not own any Equity Interest or debt security which is convertible, or exchangeable, for Equity Interest in any Person. As of the Closing Date, unless otherwise indicated in Schedule 4.4, all of the outstanding Equity Interests of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase Equity Interests of any such Subsidiary, and all issued and outstanding Equity Interests that are so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Encumbrances and other Liens permitted under Section 6.9.

(b) Each Subsidiary listed in Schedule 4.4 is a legal entity of the type described in Schedule 4.4 duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

(c) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

4.5 Financial Statements. Borrower has furnished to the Lenders (a) the audited consolidated financial statements of Borrower for the Fiscal Year ended April 3, 2011, and (b) the unaudited consolidated financial statements of Borrower for the nine-month period ended December 30, 2011. The financial statements described in the preceding sentence fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower as of such dates and for such periods in conformity with GAAP consistently applied, subject, in the case of unaudited financial statements only, to normal year-end accruals and audit adjustments.

4.6 No Other Liabilities; No Material Adverse Changes. As of the Closing Date, Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. No circumstance or event has occurred that constitutes a Material Adverse Effect since April 3, 2011.

4.7 Intentionally Deleted.

4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Except as set forth in Schedule 4.8, Borrower has not used any trade name, trade style or “dba” during the five year period ending on the Closing Date.

4.9 Intentionally Deleted.

4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $10,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which could reasonably be expected to have a Material Adverse Effect.

4.11 Binding Obligations. Each of the Loan Documents to which Borrower and any Subsidiary Guarantor is a party will, when executed and delivered by such party, constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.12 Intentionally Omitted.

4.13 ERISA.

(a) With respect to each Pension Plan:

(i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance constitutes a Material Adverse Effect;

(ii) such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that constitutes a Material Adverse Effect;

(iii) no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that constitutes a Material Adverse Effect; and

(iv) neither Borrower nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that constitutes a Material Adverse Effect.

(b) Neither Borrower nor any of its Subsidiaries has incurred or expects .to incur any withdrawal liability to any Multiemployer Plan that constitutes a Material Adverse Effect.

4.14 Regulation U; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15 Disclosure. No written agreement, documents, certificates, statements or other correspondence made or executed by a Senior Officer and delivered, provided or otherwise made available to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

4.16 Tax Liability. Borrower and its Subsidiaries have filed all federal and state income tax returns and any other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

4.17 Projections. As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and the Projections are reasonably based on such assumptions. Nothing in this Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

4.18 Hazardous Materials. Except as described in Schedule 4.18, (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders.

4.19 Security Interests. Except as otherwise provided in the Security Agreements, (a) each Security Agreement will create a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the Uniform Commercial Code does not apply), and (b) all actions necessary to perfect the security interests so created have been taken and completed, other than any filings and recordings to be made as of the Closing Date (and upon the making of such filings and recordation the security interests so created shall be perfected).

4.20 Solvency. After giving effect to this Agreement and the other Loan Documents (including after giving effect to the initial Advances under this Agreement), Borrower will be Solvent.

4.21 OFAC. Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of such Section 2, or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.22 Patriot Act. Borrower and each Subsidiary is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United Stats Foreign Corrupt Practices Act of 1977, as amended.

4.23 Communications Licenses. The list on Schedule 4.23 includes all material Communications Licenses that are held by Borrower and its Subsidiaries and are necessary for the provision of their consumer satellite broadband service in the United States as of the Closing Date. Other than as specifically set forth on Schedule 4.23, Borrower and its Subsidiaries hold all Communication Licenses that they are required to hold for the provision of their consumer broadband service in the United States as of the Closing Date, except for any Communications Licenses the failure of which to be so held would not reasonably be expected to have a Material Adverse Effect. Each Communications License listed on Schedule 4.23 is in full force and effect, and neither Borrower nor any such Subsidiary has received any written notice of proceedings relating to the revocation or adverse modification of any such Communications License listed on Schedule 4.23, except in either case for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred that, after notice or lapse of time, would reasonably be expected to allow the revocation or adverse modification of any Communications License listed on Schedule 4.23, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower and its Subsidiaries have entered into all international frequency coordination agreements necessary to operate ViaSat-1 as currently operated, except to the extent the failure to enter into such agreements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 5

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation remains unpaid (other than contingent indemnification obligations for which no claim has been made), or any portion of any Commitment remains in force or any Letter of Credit is outstanding, Borrower shall, and shall cause its Subsidiaries to:

5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except in each such case (a) a merger or consolidation permitted by Section 6.3, a Disposition permitted by Section 6.2 or as otherwise permitted by this Agreement and (b) where the failure to do so would not constitute a Material Adverse Effect. Notwithstanding the foregoing, Borrower may liquidate, wind up or dissolve any Subsidiary that does not constitute a Significant Subsidiary if such liquidation, winding up or dissolution would not have a Material Adverse Effect.

5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or obsolete or that is not of significant value, either intrinsically or to the operations of Borrower, shall not constitute a violation of this covenant.

5.4 Maintenance of Insurance.

(a) General. Maintain liability, casualty, workers’ compensation and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate. Schedule 5.4 lists all insurance of any nature maintained for current occurrences by Borrower and each of its Subsidiaries, as well as a summary of the terms of such insurance. Borrower shall deliver to Administrative Agent endorsements to all of its and its Subsidiaries’ (a) “All Risk” and business interruption insurance policies naming Collateral

Agent, for the benefit of Collateral Agent and Lenders, as a loss payee, and (b) general liability and other liability policies naming Collateral Agent, for the benefit of Collateral Agent and Lenders, as an additional insured. All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to Collateral Agent, showing loss payable to Collateral Agent, for the benefit of Collateral Agent and Lenders, (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Collateral Agent, will provide that the insurer will give at least 30 days’ prior written notice to Collateral Agent and Administrative Agent before any such policy or policies of insurance shall be altered or canceled.

(b) Satellite Insurance.

(1) The Borrower will deliver an Officers’ Certificate to the Administrative Agent within 30 days after the Closing Date and within 120 days after the end of each fiscal year certifying that, subject to Section 5.4(b)(3), Borrower and each of its Subsidiaries has obtained and has in full force and effect:

(i) with respect to each Covered Satellite for which the risk of loss passes to Borrower or such Subsidiary at or before launch, launch insurance with respect to each such Covered Satellite covering the launch of such Covered Satellite and a period of time thereafter in an amount not less than the aggregate of the purchase price of such Covered Satellite, the purchase price of launch services therefor (other than for risks borne by the relevant satellite manufacturer or by the relevant launch services provider pursuant to any launch risk guarantee) and the premium payable for such insurance; provided that such launch insurance is available for a price, in an amount and on other terms and conditions that are, in the reasonable determination of Borrower, commercially reasonable; and

(ii) at all times subsequent to the later of (x) initial completion of in-orbit testing and (y) the coverage period of launch insurance described in clause (1) above, In-Orbit Insurance with respect to Covered Satellites other than Excluded Satellites in an amount not less than the Aggregate In-Orbit Insurance Amount (with the allocation of such insurance among such Covered Satellites being in Borrower’s discretion).

(2) Insurance policies required by Section 5.4(b)(1), shall:

(i) contain no exclusions other than:

(A) Acceptable Exclusions, and

(B) such specific exclusions applicable to the performance of the Covered Satellite being insured as are reasonably acceptable to Borrower in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable;

(ii) provide coverage on an all-risks basis for loss of and damage to the Covered Satellite, subject to the exclusions specified above; and

(iii) name the Collateral Agent as an additional insured and loss payee.

(3) For any Covered Satellite, in lieu of In-Orbit Insurance, Borrower may, at its option, maintain In-Orbit Spare Capacity in which event such Covered Satellite (or portion, as applicable) shall be deemed to be insured for the percentage of the Covered Satellite’s (or applicable portion’s) net book value for which In-Orbit Spare Capacity is available. In the event of any loss, damage or failure affecting a Covered Satellite or the expiration and non-renewal of an insurance policy for a Covered Satellite resulting from a claim of loss under such policy that causes a failure to comply with Section 5.4(b)(1)(ii), Borrower and its Subsidiaries shall be deemed to be in compliance with Section 5.4(b)(1)(ii) for the 120 days immediately following such loss, damage or failure or policy expiration or non-renewal, provided that Borrower or a Subsidiary, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Spare Capacity as necessary to comply with Section 5.4(b)(1)(ii) within such 120-day period.

5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

5.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit the Administrative Agent, the Collateral Agent or any Lender, or any authorized employee, agent or representative thereof, at their own cost and expense prior to the occurrence of an Event of Default, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees, internal accountants and, following the occurrence of an Event of Default, independent accountants. The Administrative Agent, the Collateral Agent or any Lender, or any authorized employee, agent or representative shall (i) comply with all sign-in procedures for visitors, (ii) observe all general and safety, security, and governmental regulations in effect at the site, and (iii) observe all rules regarding restricted areas and restricted information as required by the United States Department of Defense.

5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower and its Subsidiaries.

5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or Event of Default or (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply does not constitute a Material Adverse Effect.

5.9 Use of Proceeds. Use the proceeds of all Loans for working capital, capital expenditures, and any other lawful corporate purposes permitted hereunder, including, without limitation, refinancing or repayment of Indebtedness, Satellite Activities and Permitted Acquisitions. Use each Letter of Credit for the lawful corporate purposes of Borrower and its Subsidiaries.

5.10 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws, except to the extent that no Material Adverse Effect could reasonably be expected to result therefrom, and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any of Borrower of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

5.11 Syndication Process. Cooperate in such respects as may be reasonably requested by the Arrangers in connection with the syndication of the credit facilities under this Agreement, including the provision of information (in form and substance acceptable to the Arrangers but subject to confidentiality provisions) for inclusion in written materials furnished to prospective syndicate members and the participation by Senior Officers in meetings with prospective syndicate members. Nothing in this Section 5.11 shall obligate Borrower to amend any Loan Document.

5.12 Future Subsidiaries; Additional Security Documentation. (a) Cause each future Significant Domestic Subsidiary to promptly execute and deliver to the Administrative Agent no later than 10 Banking Days after the first Determination Date (as defined below) following the creation or acquisition of such Significant Domestic Subsidiary, or in the case of a Significant Domestic Subsidiary created or acquired in connection with a Permitted Acquisition, no later than six (6) months after the consummation of such Permitted Acquisition, (i) an appropriate joinder to the Subsidiary Guaranty, the Subsidiary Pledge Agreement, the Subsidiary Security Agreement and, as may reasonably be requested by the

Administrative Agent, landlord/mortgagee waivers, and (ii) an opinion of counsel from counsel and in form and substance reasonably acceptable to the Administrative Agent, and (b) cause Borrower to pledge to the Administrative Agent pursuant to the Borrower Pledge Agreement (i) 65% of the voting Equity Interests of any Significant Foreign Subsidiary that is a first-tier Foreign Subsidiary formed or acquired after the Closing Date and (ii) 100% of the Equity Interests of the non-voting Equity Interests of such Foreign Subsidiary. In addition to the foregoing, except to the extent set forth in the Borrower Security Agreement, the Borrower Pledge Agreement, the Subsidiary Pledge Agreement and the Subsidiary Security Agreement, respectively, Borrower, its Significant Domestic Subsidiaries and each Subsidiary Guarantor shall cause such documents and instruments as may be reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Administrative Agent, for the benefit of the Lenders, to obtain a fully perfected first priority Lien on all Collateral, subject to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9. For purposes of this Section 5.12, the “Determination Date” shall be the date of delivery of the annual financial statements pursuant to Section 7.1(c).

ARTICLE 6

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation remains unpaid (other than contingent indemnification obligations for which no claim has been made), or any portion of any Commitments remains in force or any Letter of Credit is outstanding, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, of all of the Lenders) otherwise consents:

6.1 Payment of Subordinated Obligations. Other than in connection with a refinancing, refunding, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Section 6.10(f), pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation (unless permitted pursuant to an Affiliate Subordination Agreement) or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation.

6.2 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) a Disposition by Borrower to a Wholly-Owned Subsidiary which is a Subsidiary Guarantor, or by a Subsidiary to Borrower or another Subsidiary (provided that any Disposition by a

Subsidiary Guarantor must be to another Subsidiary Guarantor or to Borrower), (b) Investments permitted by Section 6.16 to the extent constituting Dispositions, (c) Dispositions permitted by Section 6.15, (d) Dispositions of (i) accounts receivable and (ii) collateral securing accounts receivable and guarantees supporting accounts receivable, in each case set forth in clauses (i) and (ii) as transferred in connection with a receivables financing permitted under Section 6.10(k) (it being agreed that any lien releases to be executed by the Collateral Agent in connection therewith shall be limited to Collateral not exceeding $25,000,000 in the aggregate and shall otherwise be in form reasonably acceptable to the Administrative Agent), and (e) Dispositions, of which the fair market value (as reasonably determined in good faith by Borrower’s senior management), when aggregated with the proceeds of all other Dispositions incurred under this clause (e) within the same Fiscal Year, are less than or equal to the greater of (i) $75,000,000 and (ii) 10% of Consolidated Total Assets; provided that in the case of clause (d), no Default or Event of Default then exists or would result from Dispositions made in connection with any new or extended receivables financing and in the case of clause (e), no Default or Event of Default then exists or would result from such Disposition.

6.3 Mergers.

Merge or consolidate with or into any Person, except (a) mergers and consolidations of a Subsidiary of Borrower into Borrower or a Wholly-Owned Subsidiary, or of Subsidiaries with each other, (b) a merger or consolidation of any Subsidiary of Borrower to the extent in connection with a disposition not prohibited by Section 6.2 and (c) a merger or consolidation of a Person into Borrower or with or into a Wholly-Owned Subsidiary of Borrower which constitutes a Permitted Acquisition; provided that, in each case set forth in clauses (a) and (c) above, (i) Borrower is the surviving entity of any merger to which it is a party, (ii) a Subsidiary Guarantor is the surviving entity of any merger between a non- Subsidiary Guarantor and a Subsidiary Guarantor, (iii) no Default or Event of Default then exists or would result therefrom and (iv) Borrower and each of the Subsidiary Guarantors execute such amendments to the Loan Documents as the Administrative Agent or the Collateral Agent may reasonably determine are appropriate as a result of such merger in order to preserve the enforceability of the Loan Documents on the parties thereto and their successors, if any, and except to the extent set forth in the Security Agreements, maintain the perfection of the Administrative Agent’s Liens on the Collateral.

6.4 Hostile Acquisitions. Use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such acquisition is opposed by the board of directors or equivalent governing body of such corporation or business entity.

6.5 Acquisitions. Make any Acquisition other than a Permitted Acquisition.

6.6 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

(a) Distributions by any Subsidiary to Borrower or to any other Subsidiary (and if such Subsidiary is not a Wholly-Owned Subsidiary, to the other holders of its Equity Interests, provided that Borrower or such other Subsidiary receives at least its pro rata share of such Distribution);

(b) Distributions by any Subsidiary or Borrower involving the retirement, redemption, purchase or other acquisition of Equity Interests under any stock option or other equity compensation plan or any other agreement to compensate employees, officers, directors, management or consultants of Borrower or its Subsidiaries, not to exceed $5,000,000 in the aggregate in any Fiscal Year;

(c) stock dividends payable on Common Stock;

(d) Distributions not to exceed $10,000,000 in the aggregate in any Fiscal Year; and

(e) any other Distributions if, immediately before and after giving effect thereto, (x) the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to any such Distribution) is not greater than 2.50 to 1.00 and (y) Liquidity is not less than $50,000,000.

6.7 ERISA. At any time, (a) permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

6.8 Change in Nature of Business. Engage in any businesses other than the Permitted Business.

6.9 Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a) Liens existing on the Closing Date and disclosed in Schedule 6.9 and any renewals/extensions or amendments thereof, provided that the obligations secured or benefited thereby are not increased;

(b) Liens in favor of the Collateral Agent pursuant to the Security Agreements;

(c) Permitted Encumbrances;

(d) Liens on personal property acquired by Borrower or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(e) Liens on real property acquired by Borrower or any of its Subsidiaries for use in the business of Borrower or such Subsidiary;

(f) Liens on Property or Equity Interests of a Person at the time such Person, as permitted by this Agreement, becomes a Subsidiary or is merged or consolidated with or into Borrower or any of its Subsidiaries; provided, however, that such Liens were in existence at the time such Person became a Subsidiary or merged or consolidated with or into Borrower or any of its Subsidiaries and were not created in contemplation of such event; provided further, however, that any such Lien may not extend to any other property owned by Borrower or any other Subsidiary thereof;

(g) Liens securing Indebtedness permitted by Sections 6.10(d); provided, that (i) any such Lien shall attach only to the property or assets purchased, (ii) the Indebtedness secured by any such Lien shall not exceed 100% of the purchase price or fair market value (as determined at the time of the purchase thereof), whichever is lower, of the property or assets purchased and (iii) any such Lien shall be created concurrently with or within twelve (12) months following the acquisition of such property or assets;

(h) Liens securing obligations of Borrower or any of its Subsidiaries under any Secured Hedging Agreement;

(i) Liens securing Indebtedness permitted under Section 6.10(k); and

(j) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that such Liens shall not attach to any Collateral.

6.10 Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

(a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in Schedule 6.10, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

(b) Indebtedness and Guaranty Obligations under the Loan Documents;

(c) Subject to Section 6.16, unsecured Indebtedness (and unsecured Guaranty Obligations with respect thereto) of any Subsidiary to Borrower or to any other Subsidiary, or of Borrower to any Subsidiary;

(d) Indebtedness consisting of (i) Capital Lease Obligations or (ii) otherwise incurred to finance all or any part of the (X) purchase, construction, installation or improvement of any Property (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or to (Y) design, repair or maintenance of any Satellite Project (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or (Z) finance satellite launch or in-orbit insurance premiums or launch services (so long as, in the case of this clause (ii) (A) the Indebtedness incurred therewith shall not exceed one hundred percent (100%) of the price or cost of the applicable purchase, design, lease, construction, repair, maintenance, installation, improvement, premiums or launch services and (B) such Indebtedness shall be incurred concurrently with or within twelve (12) months following the purchase, design, lease, construction, repair, maintenance, installation or improvement of such Property or incurrence of such premiums or launch services, as applicable) or to refinance any such Indebtedness under clause (i) or (ii); provided that, in the case of any Indebtedness incurred under this clause (d), if immediately before or after giving effect to the incurrence of any such Indebtedness, the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 2.50 to 1.00, the outstanding principal amount of such Indebtedness incurred at a time when the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 2.50 to 1.00, shall not exceed the sum of (x) $50,000,000 plus (y) 10% of Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end;

(e) Indebtedness incurred to finance the purchase or construction of real property used in the business of Borrower or any of its Subsidiaries;

(f) Subordinated Obligations, and any Permitted Refinancing Indebtedness in respect thereof;

(g) Indebtedness under Hedging Agreements permitted under Section 6.20;

(h) Subject to Section 6.16, unsecured Guaranty Obligations in support of the obligations of a Wholly Owned Subsidiary or a Joint Venture; provided that such obligations of a Wholly Owned Subsidiary or a Joint Venture are not prohibited by this Agreement;

(i) Indebtedness of a Person acquired in a Permitted Acquisition which is outstanding at the time of such acquisition (other than Indebtedness incurred solely in contemplation of such acquisition);

(j) Indebtedness or Guaranty Obligations incurred in connection with Investments permitted under clause (m) of Section 6.16;

(k) Indebtedness incurred by Borrower or any Subsidiary arising from the factoring or securitizing of accounts receivable in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed $25,000,000;

(l) Permitted Additional Senior Indebtedness if, immediately before and after giving effect to the incurrence thereof, the Total Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) would not be greater than 3.25 to 1.00; and

(m) other Indebtedness in a principal aggregate amount not to exceed $25,000,000 at any time outstanding

;provided that all Indebtedness owed by Borrower or a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated pursuant to an Affiliate Subordination Agreement.

6.11 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) employment, consulting, service, termination, compensation, expense reimbursement or indemnification arrangements with directors or officers, or loans or advances to officers, in each case in the ordinary course of business and otherwise permitted under this Agreement, (b) transactions that are fully disclosed to the board of directors (or a committee thereof) of Borrower and expressly authorized by a resolution of the board of directors (or committee) of Borrower which is approved by a majority of the directors (or committee) not having an interest in the transaction, (c) transactions between or among Borrower and its Subsidiaries, (d) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power and (e) transactions specifically permitted by Sections 6.2(a) and (b), Section 6.6 and Sections 6.16(e), (f), (j) and (k) and (f) payment by Borrower or any of its Subsidiaries of management fees or fees for services not to exceed $500,000 in the aggregate in any fiscal year (exclusive of reimbursements to Borrower by its Subsidiaries of actual costs and allocable overhead), to Borrower or any Affiliate of Borrower (as such amount may be increased with the prior written approval of the Administrative Agent).

6.12 Negative Pledges. Agree with any Person other than Administrative Agent not to grant a security interest in or otherwise encumber, any of its property, or covenant to any other Person that Borrower or any Subsidiary Guarantor in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s or such Subsidiary Guarantor’s property, in each case, except (i) as set forth in the documents implementing any Permitted Additional Senior Indebtedness, (ii) customary restrictions on assignment in leases, license, contracts and other agreements, (iii) any agreement evidencing Indebtedness secured by Liens permitted by Section 6.9, as to the assets securing such Indebtedness, (iv) any agreement evidencing an asset sale or other disposition permitted by this Agreement, as to the assets being sold or disposed of, (v) restrictions or conditions contained in the documents governing the 2012 Notes, the documents governing the 2009 Notes and the documents governing any refinancing, renewal or extension thereof permitted by Section 6.10(a) of any of the foregoing (provided such restrictions in any documents governing any refinancing, renewal or extension thereof permitted by Section 6.10(a) are not materially more restrictive, taken as a whole and as determined in good faith and certified on behalf of Borrower by a Responsible Official, than those in the Indebtedness being refinanced), (vi) intellectual property licenses, (vii) government licenses and (viii) customary provisions with respect to the creation or assumption of any such Liens in joint venture agreements to the extent such Joint Ventures are permitted hereunder.

6.13 Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.50 to 1.00.

6.14 Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 3.50 to 1.00.

6.15 Sales and Lease-Backs. Enter into any Sale and Leaseback Transaction other than with respect to (i) real property owned by Borrower or any Subsidiary and (ii) customer premises equipment.

6.16 Investments. Make or suffer to exist any Investment, other than:

(a) Investments in existence or committed on the Closing Date and disclosed on Schedule 6.16;

(b) Investments consisting of Cash Equivalents;

(c) Investments in a Person that is the subject of a Permitted Acquisition;

(d) Investments consisting of advances to officers, directors and employees of a Borrower or of any Subsidiary for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

(e) Investments in a Subsidiary Guarantor;

(f) Investments in a Foreign Subsidiary that is a Wholly-Owned Subsidiary or a Domestic Subsidiary that is a Wholly-Owned Subsidiary and not a Subsidiary Guarantor; provided that (i) the aggregate of all such Investments in all Foreign Subsidiaries and all such Domestic Subsidiaries made pursuant to this clause (f) then outstanding, together with all Investments in Joint Ventures made pursuant to clause (k) below that are then outstanding, does not exceed one and one-half (1.50) times Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end and (ii) Collateral Agent has received a pledge of Equity Interests in such Foreign Subsidiary and such Domestic Subsidiary to the extent required pursuant to Section 5.12, and Borrower is otherwise in compliance with the deliveries contemplated by Section 5.12 with respect to such Foreign Subsidiary and such Domestic Subsidiary;

(g) Investments consisting of the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(h) Investments received in connection with the settlement of a bona fide dispute with another Person;

(i) Investments representing all or a portion of the sales price of Property sold or services provided to another Person;

(j) Investments by Foreign Subsidiaries in any other Subsidiary of a Borrower (whether a Domestic Subsidiary or a Foreign Subsidiary);

(k) Investments in a Joint Venture; provided (i) that the aggregate of all such Investments in all Joint Ventures made pursuant to this clause (k) then outstanding, together with all Investments in Foreign Subsidiaries and in Domestic Subsidiaries made pursuant to clause (f) above that are then outstanding, does not exceed one and one half (1.50) times Borrower’s consolidated trailing twelve month EBITDA as of Borrower’s most recent Fiscal Quarter end and (ii) Collateral Agent has received a pledge of Borrower or any Subsidiary Guarantor’s Equity Interests in such Joint Venture, if any, to the extent required pursuant to the Borrower Pledge Agreement or Subsidiary Pledge Agreement, as the case may be;

(l) without duplication with (g), above, Investments consisting of the extension of credit to customers of Borrower and its Subsidiaries for the purpose of financing such customers’ purchases of Borrower’s and/or its Subsidiaries’ products, not to exceed $10,000,000 in the aggregate at any time during the term of this Agreement;

(m) other Investments not to exceed, in any Fiscal Year (when taken together with all other Investments then outstanding made under this clause (m) in such Fiscal Year), an amount equal to $10,000,000; provided that such amount may be exceeded by Borrower in any Fiscal Year (the “Excess Investment Amount”) by using the proceeds of Equity Offering made within 180 days of the consummation of any respective Investment so long as (i) Borrower provides the Administrative Agent with at least five Banking Days’ prior written notice of any such Investment using proceeds of an Equity Offering and (ii) the aggregate amount of all Excess Investment Amounts does not exceed $40,000,000 during the term of this Agreement; and

(n) any other Investments if, immediately before and after giving effect thereto, (x) the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect thereto) is not greater than 2.50 to 1.00 and (y) Liquidity is not less than $50,000,000.

6.17 Capital Expenditures. Make any Capital Expenditure other than:

(a) Capital Expenditures in respect of the ViaSat-1 Satellite System, including all Satellite Activities in connection with such Satellite Project, in an amount not to exceed $40,000,000 in the aggregate;

(b) Capital Expenditures in respect of any Other Satellite Projects (“Satellite Project Capex”), in an amount not to exceed $550,000,000 in the aggregate per Satellite Project (provided, that, in the event that Satellite Project Capex relates to or is used in connection with more than one Satellite or Satellite Project, Satellite Project Capex allocated to one Satellite Project shall not count towards any other Satellite Project);

(c) Capital Expenditures (including, for the avoidance of doubt, Satellite Project Capex that is in excess of the amount of Capital Expenditures per Satellite Project that is permitted pursuant to Section 6.17(a) and (b)) in an amount not to exceed $125,000,000 in any Fiscal Year; provided that, (x) if at the end of the applicable Fiscal Year, Capital Expenditures made pursuant to this clause (c) are less than $125,000,000 in the aggregate in such Fiscal Year, then the amount by which $125,000,000 exceeds the Capital Expenditures made in such Fiscal Year pursuant to this clause (c) may be carried forward and included in the aggregate amount of Capital Expenditures permitted to be made in succeeding Fiscal Years pursuant to this clause (c) (including the application of any carry-forward permitted by the preceding clause(x)) and (y) in no event shall Capital Expenditures made pursuant to this clause (c) exceed $150,000,000 in any Fiscal Year; and

(d) any other Capital Expenditures if, immediately before and after giving effect to the making thereof, (x) the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the making of any such Capital Expenditure) is not greater than 2.50 to 1.00, (y) Liquidity is not less than $50,000,000 and (z) Borrower is in compliance with the financial covenants set forth in Sections 6.13 and 6.14 determined on a pro forma basis as of the Fiscal Quarter most recently ended.

For purposes of this Section 6.17, expenditures by Borrower or the Subsidiaries with respect to customer premises equipment shall not be deemed to be Capital Expenditures.

6.18 Amendments to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing any Subordinated Obligation in any respect that will or may have a Material Adverse Effect, in each case, other than in connection with a refinancing, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Section 6.10(f).

6.19 Changes in Officers, Name, Location of Chief Executive Offices, Etc. Without providing notification to the Administrative Agent or the Collateral Agent, make any change in the corporate name of Borrower, or without providing ten (10) calendar days prior written notice to the Administrative Agent or the Collateral Agent, make any change in the location of Borrower’s material assets, principal place of business or chief executive office.

6.20 Hedging Agreements. Enter into any Hedging Agreement, except (a) non-speculative Hedging Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of Borrower or any of its Subsidiaries), and (b) non-speculative Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary.

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance remains unpaid, any Letter of Credit is outstanding or any other Obligation remains unpaid (other than contingent indemnification obligations for which no claim has been made), or any portion of any Commitments remains in force, Borrower shall, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders:

(a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, together with a backlog report of Borrower and its Subsidiaries, all in reasonable detail. Such financial statements shall be certified by the chief financial officer of Borrower or his or her designated representative as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b) As soon as practicable, and in any event before the commencement of a Pricing Period, a Pricing Certificate for such Pricing Period setting forth a calculation of the Total Leverage Ratio as of the last day of the Fiscal Quarter immediately prior to such Pricing Period, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Borrower and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Total Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

(c) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders’ equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, together with a backlog report of Borrower and its Subsidiaries, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with GAAP as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders;

(d) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, a budget and projections by Fiscal Quarter for the then-current Fiscal Year (the “First Year”) and by Fiscal Year for each succeeding Fiscal Year through the latest Maturity Date in effect (the “Succeeding Years”), including for the First Year, projected consolidated balance sheets, statements of operations and statements of cash flow of Borrower and its Subsidiaries, forecast assumptions, and a budget for Capital Expenditures, and, for the Succeeding Years, projected consolidated condensed balance sheets and statements of operations and cash flows of Borrower and its Subsidiaries, forecast assumptions, and a budget for Capital Expenditures, all in reasonable detail;

(e) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

(f) Promptly, and in any event within five (5) Banking Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary thereof;

(g) Promptly after request by the Administrative Agent or any Lender, copies of any other report or other document that was filed by Borrower with any Governmental Agency, but excluding such reports or documents as are filed with any Governmental Agency as part of Borrower’s ordinary course transactions with any Governmental Agency;

(h) Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(i) As soon as practicable, and in any event within five (5) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

(j) Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is $10,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $10,000,000 or more or any lessor under a lease involving aggregate rent of $10,000,000 or more has asserted a default thereunder on the part of Borrower or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $10,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto; and

(k) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, the Collateral Agent, any Lender (through the Administrative Agent) or the Requisite Lenders, to the extent reasonably available to Borrower.

7.2 Intentionally Omitted.

7.3 Compliance Certificates. Borrower shall, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(c), a Compliance Certificate signed by a Senior Officer or his or her designated representative.

7.4 Electronic Communications/Platform.

(a) Reports required to be delivered pursuant to Sections 7.1(a) and 7.1(c) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Borrower posts such reports, or provides a link thereto, when such report is posted electronically on IntraLinks, DebtX or such other similar electronic platform (the “Platform”) as the Administrative Agent may select, the Securities and Exchange Commission’s EDGAR database, or other relevant website that each Lender and Administrative Agent have access to (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any, on Borrower’s behalf; provided, that: (a) Borrower shall deliver paper copies of such reports to Administrative Agent or any Lender who requests Borrower to deliver such paper copies until written request to cease delivering paper copies is given by Administrative Agent or such Lender; (b) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such reports and immediately following such notification Borrower shall provide to Administrative Agent, by electronic mail, electronic versions (i.e., soft copies) of such reports ; and (c) in each instance Borrower shall provide paper copies of the Compliance Certificates required by Section 7.2 to Administrative

Agent. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b) Borrower hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on the Platform and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 11.14); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Subsidiary’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

ARTICLE 8

CONDITIONS

8.1 Initial Credit Issuance. The obligation of each Lender to make the initial Credit Issuance, and to amend and restate the existing Loan Agreement on the terms and conditions set forth herein, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent shall have received all of the following, each (other than the documents referred to in clauses (7) and (9) below) properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;

(2) to the extent requested by any Revolving Lender, Revolving Notes executed by Borrower in favor of each Revolving Lender, each in a principal amount equal to that Lender’s Pro Rata Share of the Revolving Commitment;

(3) the Borrower Security Agreement executed by Borrower;

(4) the Borrower Pledge Agreement executed by Borrower;

(5) the Subsidiary Guaranty executed by the Subsidiary Guarantors;

(6) the Subsidiary Security Agreement executed by the Subsidiary Guarantors;

(7) the Subsidiary Pledge Agreement executed by the Subsidiary Guarantors;

(8) such financing statements on Form UCC-1 with respect to the Borrower Security Agreement and the Subsidiary Security Agreement as the Collateral Agent may request and searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of Borrower and each Subsidiary Guarantor;

(9) with respect to Borrower and the Subsidiary Guarantors, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and the Subsidiary Guarantors, their qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform the Loan Documents to which they are a party, the identity, authority and capacity of each Responsible Official thereof authorized to act on their behalf, including certified copies of articles or certificates of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

(10) the Opinions of Counsel (and Borrower and each Subsidiary Guarantor hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Lenders);

(11) a Certificate of Borrower, executed by the chief financial officer of Borrower or his or her designated representative, certifying that the conditions specified in Sections 8.1(e) and 8.1(f) have been satisfied; and

(12) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Collateral Agent or the Requisite Lenders reasonably may require.

(b) The fees payable on the Closing Date pursuant to Section 3.2, shall have been paid.

(c) The Collateral Agent shall be reasonably satisfied that it holds (or has the reasonable ability to hold) a first priority perfected Lien in the Collateral (except to the extent permitted herein and except to the extent set forth in the Security Agreements), for the ratable benefit of the Lenders, subject only to Permitted Encumbrances and Liens permitted in Section 6.9.

(d) The reasonable costs and expenses of the Administrative Agent and the Collateral Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date (if applicable), shall have been (or shall concurrently be) paid.

(e) The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects).

(f) After giving effect to the initial Credit Issuance and the amendment and restatement of the Existing Loan Agreement contemplated hereby, no Default or Event of Default shall have occurred and be continuing.

(g) All legal matters relating to the Loan Documents shall be reasonably satisfactory to Pillsbury Winthrop Shaw Pittman LLP, counsel to the Administrative Agent.

(h) The Collateral Agent shall have received a certificate from the Borrower or applicable Subsidiary’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.4 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.4.

For purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the date hereof specifying its objection thereto.

8.2 Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders, in their reasonable discretion, shall agree otherwise):

(a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.6 (with respect to the last sentence only) and 4.17) shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of the Advance as though made on that date;

(b) no circumstance or event shall have occurred since the Closing Date that constitutes a Material Adverse Effect;

(c) other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

(d) the Administrative Agent shall have timely received a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable), or a Request for Letter of Credit (as applicable), in compliance with Article 2; and

(e) no Default or Event of Default shall have occurred and be continuing.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Borrower fails to pay any principal of any Loan, or any portion thereof, within two (2) Banking Days after the date when due; or

(b) Borrower fails to pay any interest on any Loan, or any fees under Sections 3.3, 3.4 or 3.5, or any portion thereof, within two (2)Banking Days after the date when due; or fails to pay any other fee or amount payable to the Administrative Agent or the Lenders under any Loan Document, or any portion thereof, within two (2)Banking Days after demand therefor, or

(c) Borrower fails to comply with any of the covenants contained in Article 6 (other than Sections 6.8, 6.11 or 6.16); or

(d) Borrower fails to comply with Section 7.1(i) in any respect that has a Material Adverse Effect and the related Default or Event of Default continues for longer than any applicable cure or grace period permitted hereunder for such Default or Event of Default; or

(e) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty (20) Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as such Borrower or such Party continues to diligently pursue cure of such Default but not in any event in excess of forty (40) Banking Days; or

(f) Any representation or warranty of Borrower or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any material respect; or

(g) (i) Borrower or any Subsidiary (A) fails to pay the principal, or any principal installment, of any present or future Indebtedness or any guaranty of present or future Indebtedness in the aggregate amount of $10,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness in the aggregate amount of $10,000,000 or more, or of any guaranty of present or future Indebtedness in the aggregate amount of $10,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or (ii) there occurs under any Secured Hedging Agreement an Early Termination Date (as defined in such Secured Hedging Agreement) resulting from (A) any event of default under such Secured Hedging Agreement as to which Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Secured Hedging Agreement) or (B) any Termination Event (as so defined) under such Secured Hedging Agreement as to which Borrower or any Subsidiary thereof is an Affected Party (as defined in such Secured Hedging Agreement) and, in either event, the Hedge Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $10,000,000; or

(h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent, the Collateral Agent or the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which has a Material Adverse Effect; or any Loan Document purporting to grant a Lien in favor of the Collateral Agent ceases (other than by action or inaction of the Collateral Agent or any Lender or as permitted under any Loan Document) to create a valid and effective Lien in any material portion of the Collateral; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(i) A final judgment against Borrower or any Subsidiary is entered for the payment of money in excess of $10,000,000 in the aggregate (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Borrower or any Subsidiary and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

(j) Borrower or any Subsidiary institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) consecutive calendar days; or

(k) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(l) Any Pension Plan maintained by Borrower is finally determined by the PBGC to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the Consolidated Total Assets as of the most-recently ended Fiscal Quarter, or

(m) A Change in Control occurs.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

(1) the Commitments to make Advances and all other obligations of the Administrative Agent or the Lenders, and all rights of Borrower and any other Parties under the Loan Documents, shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower;

(2) the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

(3) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b) Upon the occurrence of any Event of Default described in Section 9.1(j):

(1) the Commitments to make Advances and all other obligations of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders, and all rights of Borrower and any other Parties under the Loan Documents, shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

(2) an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

(3) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c) Upon the occurrence of any Event of Default, the Lenders, the Administrative Agent and the Collateral Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity, subject to Section 9.2(e) hereto.

(d) After the exercise of remedies by the Administrative Agent or the Collateral Agent provided for in Section 9.2 (or after the Advances have automatically become immediately due and payable and the Letters of Credit have automatically been required to be cash collateralized as set forth above) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order :

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Section 3.5 and 3.6) payable to the Administrative Agent and/or the Collateral Agent in its respective capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Lender arising under the Loan Documents and amounts payable under Section 3.5 and 3.6, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Advances and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting (i) unpaid principal of the Advances and other Secured Obligations then owing under Secured Hedging Agreements and Bank Products and (ii) any amounts needed to cash collateralize Borrower’s obligations with respect to Letters of Credit in an amount equal to 103% of aggregate undrawn amount of outstanding Letters of Credit to the extent not otherwise cash collateralized by Borrower pursuant to the terms of this Agreement, ratably among the Lenders, the Issuing Lender, the Hedge Banks party thereto and those Bank Product Lenders in proportion to the respective amounts described in clauses (a) and (b) of this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law. Notwithstanding the foregoing, Secured Obligations arising under Bank Products and Secured Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received a written notice, in form acceptable to the Administrative Agent, from the holder of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Lender or Hedge Bank, as the case may be. Each Bank Product Lender or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 for itself and its Affiliates as if a “Lender” party hereto.

No application of payments will cure any Event of Default (other than an Event of Default caused by a failure to pay), or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

Notwithstanding the foregoing, Secured Obligations arising under the Secured Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be. Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article10 for itself and its Affiliates as if a “Lender” party hereto.

(e) Notwithstanding anything to the contrary contained in this Agreement, but without waiving or limiting any obligation of Borrower hereunder, neither the Administrative Agent nor the Collateral Agent will take any action pursuant to this Agreement or any other Loan Document that would constitute or result in any assignment of any Communications License or any transfer of control of the holder of any Communications License, within the meaning of Section 310(d) of the Communications Act or other Communications Laws, if such assignment of such Communications License or such transfer of control would require thereunder the prior approval of the FCC or other Governmental Agency, without first obtaining such approval. The Administrative Agent and the Collateral Agent each agrees that (a) voting rights in the Equity Interests of each Subsidiary Guarantor, but solely to the extent any such Subsidiary Guarantor is the holder of any Communications License, will remain with the holders of such voting rights upon and following the occurrence of an Event of Default until any required prior approvals of the FCC or other Governmental Agency, as applicable, shall have been obtained; (b) to the extent required by law, upon and following the occurrence of any Event of Default and foreclosure upon the Equity Interests of any Subsidiary of Borrower holding any Communications License by the Administrative Agent or the Collateral Agent, there will be either an arm’s length private or public sale of such Equity Interests; and (c) prior to the exercise of stockholder rights by the purchaser at any such sale, the prior consent of the FCC pursuant to Section 310(d) of the Communications Act, and of any other Governmental Agency pursuant to applicable Communications Laws, will be obtained.

ARTICLE 10

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

10.1 Appointment and Authority.

(a) Appointment. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Union Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than Borrower’s consent rights set forth in Section 10.6, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither Borrower nor any other Subsidiary shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank or potential Bank Product Lender) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower or Subsidiary Guarantors to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Agreements, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 9.2, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent (if no Event of Default pursuant to

Section 9.1(a), (b) or (j) then exists and not to be unreasonably withheld or delayed), of Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above and reasonably acceptable to Borrower. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, with the consent (not to be unreasonably withheld or delayed) of Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.2 and 11.11 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any Subsidiary Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.4, 11.3 and 11.11) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.3 and 11.11.

10.10 Collateral and Guaranty Matters. (a) Each of the Lenders (including in its capacities as a potential Hedge Bank or potential Bank Product Lender) and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.2, if approved, authorized or ratified in writing by the Requisite Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.9(g); and

(iii) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at Borrower’s expense, execute and deliver to Borrower or any Subsidiary Guarantor, as applicable, such documents as Borrower or such Subsidiary Guarantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Agreements or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by Borrower or any Subsidiary Guarantor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11 Secured Hedging Agreements; Bank Products. Except as otherwise expressly set forth herein, no Hedge Bank or Bank Product Lender that obtains the benefit of the provisions of Section 9.2, the Subsidiary Guaranty or any

Collateral by virtue of the provisions hereof or any Security Agreements shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Subsidiary Guaranty or any Security Agreements) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedging Agreements or Bank Products except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Bank Product Lender, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedging Agreements or Bank Products in the case of a Maturity Date.

ARTICLE 11

MISCELLANEOUS

11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent, Collateral Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent, the Collateral Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s or the Collateral Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.

11.2 Amendments; Consents. Other than (i) as provided in Section 2.8 with respect to any New Term Loans or New Revolving Commitments and (ii) as provided in Section 2.12 with respect to an Extended Facility Agreement, no amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given;

provided that no such amendment, modification, supplement, termination, waiver or consent may be effective (in each case, other than (i) as provided in Section 2.8 with respect to any New Term Loans or New Revolving Commitments and (ii) as provided in Section 2.12 with respect to an Extended Facility Agreement):

(a) to (i) reduce the principal of or the rate of interest payable on, any Loan (provided that no amendment resulting in the payment of a higher rate of interest to any Lender or group of Lenders within the same class than the rate of interest payable to the other Lenders of the same class hereunder shall be permitted without the written consent of all Lenders of such class), (ii) increase the amount of the Commitments, (iii) (subject to the last 2 paragraphs of this Section 11.2) amend or modify the Pro Rata Share of any Lender, (iv) reduce the amount of any fee or amount payable to any Lender under the Loan Documents or (v) waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee owing under any Loan Document, without the written consent of each Lender directly affected thereby;

(b) to postpone any date fixed for any payment or prepayment of principal of or any installment of interest on, any Loan or any installment of any fee, or to extend the applicable “Maturity Date,” or to extend the term of the Commitments, without the written consent of each Lender directly affected thereby;

(c) except as set forth in the last paragraph of this Section 11.2, to amend the definition of “Requisite Lenders” without the written consent of each Lender;

(d) to release any Subsidiary Guarantor from its Subsidiary Guaranty if the assets and net income of such Subsidiary as of the most recently-ended Fiscal Year, together with the assets and net income of each other Subsidiary Guarantor released on or after the Closing Date (in each case as of the Fiscal Year most-recently ended prior to such release), would exceed 40% of (i) Borrower’s Net Income or (ii) Borrower’s total net assets, in each case on a consolidated basis as at the end of such Fiscal Year, without the written consent of each Lender; or to release all or substantially all of the Collateral from the Lien of the Loan Documents without the written consent of each Lender;

(e) to amend or waive Section 8.1 or this Section 11.2 without the written consent of each Lender;

(f) change Sections 3.10(b) or 9.2(d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(g) to amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders without the written consent of all Lenders or such specified portion of the Lenders, as applicable.

Notwithstanding anything to the contrary in this Section 11.2, in the event that Borrower awards any agent or other titles under this Agreement to Lenders, whether existing Lenders or New Lenders, the Administrative Agent and Borrower may enter into amendments to this Agreement to the extent necessary to reflect such title(s).

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders, the Administrative Agent and the Collateral Agent.

Notwithstanding anything to the contrary in this Section 11.2, (i) Section 2.4 shall not be amended without the consent of the Issuing Lender and (ii) Article 10 shall not be amended without the consent of the Administrative Agent and the Collateral Agent.

Notwithstanding anything to the contrary in this Section 11.2, each of the Administrative Agent and the Collateral Agent is authorized by the Lenders to enter into amendments or supplements to this Agreement, or any other Loan Document to which it is a party, with Borrower or the applicable Subsidiary Guarantor for the purpose of curing any typographical error, incorrect cross-reference, defect in form, inconsistency, omission or ambiguity herein or therein (without any consent or approval by the Lenders).

Notwithstanding anything to the contrary in this Section 11.2, (i) the Administrative Agent, the Collateral Agent and Borrower or applicable Subsidiary Guarantor may enter into amendments, supplements or modifications to the Loan Documents or additional Loan Documents to reflect additional Collateral provided under the Loan Documents or effect releases of Collateral or guarantees permitted by the Loan Documents, or to take such further actions in respect of the Security Documents as contemplated hereunder and thereunder and (ii) the Administrative Agent and Borrower may make amendments and supplements to the Loan Documents to add New Lenders, Extending Revolving Lenders and Extending Term Loan Lenders to the Credit Agreement, including the definitions of “Requisite Lenders” and “Pro Rata Share.”

11.3 Costs and Expenses. Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent incurred in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and of the Issuing Lender in connection with the issuance of Letters of Credit. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders in connection with each amendment of or waiver relating to the Loan Documents and in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses, and the reasonable fees and out-of-pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender), independent public accountants and other outside experts retained by the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any of its Subsidiaries. Borrower shall pay all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 11.11 the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of Borrower or any Subsidiary Guarantor to perform any of its Obligations. Any amount payable to the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate. This Section 11.3 shall survive termination of this Agreement.

11.4 Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent, the Collateral Agent, or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower.

11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent, the Collateral Agent, and each Lender, notwithstanding any investigation made by the Administrative Agent, the Collateral Agent, or any Lender or on their behalf.

11.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, faxed, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by facsimile, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered. Notices and other communications to the Lenders and Issuing Lender hereunder may be delivered electronically as set forth in Section 7.4.

11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a facsimile or electronic transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Collateral Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Advances and other Obligations hereunder with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its respective Commitments and the Loans; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and the Issuing Lender and (if no Event of Default pursuant to Section 9.1(a), (b) or (j) then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Banking Days after having received notice thereof, (ii) no such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (iii) such assignment shall be evidenced by an Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iv) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitments and/or Loans of the assigning Lender, the assignment shall not assign any portion of any Commitment and/or Loans that is equivalent to less than $5,000,000 and (v) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Assignment and Acceptance. Upon the effective date of such Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Commitments and/or Loans therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Borrower agrees that, to the extent requested by any such Lender, it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Notes) to such assignee Lender, Notes evidencing that assignee Lender’s respective Commitments and/or Loans, and to the assigning Lender, Notes evidencing the remaining balance of its respective Commitments and/or Loans. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) By executing and delivering an Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Commitments and/or Loans being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent and the Collateral Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments and/or Loans held by each Lender, giving effect to each Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Commitments and/or Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitments and/or Loans shall be effective, in each case unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the Commitments and/or Loans shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments and/or Loans.

(e) Each Lender may from time to time grant participations to one or more banks or other financial institutions (other than a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) in a portion of the Commitments and/or Loans; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.6, 3.7, 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Administrative Agent, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Commitments and/or Loans as it then exists and shall not restrict an increase in the Commitments and/or Loans, or in the granting Lender’s Commitments and/or Loans, so long as the amount of the participation interest is not affected thereby, (vi) the holder of the participation interest shall abide by the confidentiality provisions set forth herein and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (a) extend the applicable Maturity Date or any other date upon which any payment of money is due to the Lenders, (b) reduce the rate of interest on the Loan, any fee or any other monetary amount payable to the Lenders, (c) reduce the amount of any installment of principal due with respect to the Loan, (d) release any Subsidiary Guaranty, or (e) release all or substantially all of the Collateral from the Lien of the Collateral Documents, except if such release of Collateral occurs in connection with a Disposition permitted under Section 6.2 or grant of a purchase-money Lien of the type specified in clause (s) of the definition of “Permitted Encumbrances” (unless the holder of such Lien does not prohibit a subordinate Lien on the acquired property or assets, in which case the Collateral Agent shall subordinate its Lien on such acquired property or assets in a manner acceptable to the holder of the purchase-money Lien without the need for the consent of any Lender), in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Commitments and/or Loans. In the event that a participation has been granted pursuant to this Section 11.8(e) to a financial institution that is not a U.S. Person, then, upon request made by Borrower or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under Section 3.11(g) if such financial institution were a Lender. Each Lender that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent, the Issuing Lender, the Collateral Agent, any Lender or any Affiliate of any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender (in each case, other than (x) payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement

(including the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for in Section 2.11 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant (other than an assignment to Borrower or any Subsidiary thereof, as to which the provisions of this Section shall apply), then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swing Line Lender, the Arrangers and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of its officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct

(determined to be so by a final determination of a court of competent jurisdiction) or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Such Indemnitee shall act reasonably and in good faith in dealing with such claim, demand, action or cause of action, including in electing whether to offer or accept any settlement or compromise of such claim, demand, action or cause of action. Borrower shall have the burden of establishing the lack of good faith or reasonableness of such Indemnitee. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior written consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Secured Obligations owed to the Lenders. Notwithstanding anything to the contrary herein, Borrower shall not be liable under this Section 11.11 for any amounts in respect of Indemnified Taxes, which shall be governed exclusively by Section 3.11, or any amounts in respect of Excluded Taxes.

11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower made by or through the Administrative Agent, the Collateral Agent, the Issuing Lender or the Lenders are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent, the Collateral Agent, the Issuing Lender or the Lenders pursuant to the Loan Documents, neither the Administrative Agent, the Collateral Agent, the Issuing Lender nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent, the Collateral Agent, the Issuing Lender or the Lenders;

(c) The relationship between Borrower and the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent, the Collateral Agent, the Issuing Lender nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent, the Collateral Agent, the Issuing Lender nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent, the Collateral Agent, the Issuing Lender nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent, the Collateral Agent, the Issuing Lender or the Lenders in connection with such matters is solely for the protection of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d) The Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent, the Collateral Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative Agent, the Collateral Agent and the Lenders, and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower or any Lender; (c) to other professional advisors to Borrower or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) as required by Law or legal process, provided that each Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower are adverse parties; (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Loan, or to a prospective Lender pursuant to Section 2.8(c), provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14, (g) in connection with the exercise of remedies under any of the Loan Documents, (h) on a confidential basis to any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder and (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower which does not owe a professional duty of confidentiality to Borrower or which has not executed an appropriate confidentiality agreement with Borrower. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent, the Collateral Agent or the Lenders to Borrower.

11.15 Further Assurances. Borrower shall, at its expense and without expense to the Lenders, the Administrative Agent, or the Collateral Agent, do, execute and deliver such further acts and documents as the Requisite Lenders, the Administrative Agent, or the Collateral Agent from time to time reasonably require for the assuring and confirming unto the Lenders, the Administrative Agent, or the Collateral Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document

11.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof, including the Existing Loan Agreement and all Loan Documents referred to therein. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.17 GOVERNING LAW; VENUE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN SAN DIEGO COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND ANY SECURED PARTY PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT EACH SECURED PARTY AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SAN DIEGO COUNTY, CALIFORNIA; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY SECURED PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT FOR THE BENEFIT OF ITSELF AND THE OTHER SECURED PARTIES. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 11.6 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.19 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.20 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.21 Time of the Essence. Time is of the essence of the Loan Documents.

11.22 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent, the Collateral Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the

Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited corporate obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

11.23 DISPUTES TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH ANY CLAIM, CAUSE OF ACTION, PROCEEDING OR OTHER DISPUTE CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), THE PARTIES TO THIS AGREEMENT EXPRESSLY, INTENTIONALLY, AND DELIBERATELY WAIVE ANY RIGHT EACH MAY OTHERWISE HAVE TO TRIAL BY JURY. IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH IN THE PREVIOUS SENTENCE IS NOT ENFORCEABLE UNDER THE LAW APPLICABLE TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT AGREE THAT ANY CLAIM, INCLUDING ANY QUESTION OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE STATE LAW APPLICABLE TO THIS AGREEMENT. THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY, UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT IF A REFEREE IS SELECTED TO DETERMINE THE CLAIMS, THEN THE CLAIMS WILL NOT BE DECIDED BY A JURY.

11.24 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.25 Patriot Act. Bank is subject to the Patriot Act and hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

11.26 Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Existing Loan Agreement. All security interests granted under the Collateral Documents executed in connection with the Existing Loan Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

11.27 Replacement of Non-Consenting Lenders. If any Lender is a Defaulting Lender or if any Lender has failed to consent to a proposed amendment or waiver which pursuant to the terms of Section 11.2 requires the consent of all of the Lenders or all of the affected Lenders and with respect to which the Requisite Lenders shall have granted their consent, then Borrower shall have the right (unless such Lender grants such consent), upon three (3) Banking Days’ prior notice (or such lesser period of notice as such Lender and the Administrative Agent may agree to) to such Lender and the Administrative Agent, to replace such Lender by requiring such Lender to assign, in accordance with Section 11.8, all of its Loans, participations in Letters of Credit and Commitment hereunder to one or more other then-existing Lenders or to another Eligible Assignee reasonably satisfactory to the Administrative Agent; provided that: (a) Borrower shall pay to such Lender being replaced all Secured Obligations owing to it and any amount payable pursuant to Section 3.6(e), (b) the replacement Lender shall pay the assignment fee referred to in Section 11.8(d) and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment or waiver.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VIASAT, INC.

By:	/s/ Ronald G. Wangerin
Ronald G. Wangerin Chief Financial Officer

Address:

ViaSat, Inc.

6155 El Camino Real

Carlsbad, California 92009

Attn:    Ronald G. Wangerin

Chief Financial Officer

Facsimile: (760) 929-3926

Telephone: (760) 476-2200

UNION BANK, N.A.,

as Administrative Agent

By:	/s/ Mark Adelman
Mark Adelman Vice President

Address: UNION BANK, N.A. San Diego Commercial Banking Office 530 “B” Street, 4th Floor, S-420 San Diego, California 92101-4407 Attn: Mark Adelman Facsimile: (619) 230-3766 Telephone: (619) 230-3516

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

UNION BANK, N.A., as Collateral Agent

By:	/s/ Mark Adelman
Mark Adelman Vice President

Address:

UNION BANK, N.A.

San Diego Commercial Banking Office

530 “B” Street, 4th Floor, S-420

San Diego, California 92101-4407

Attn: Mark Adelman

Facsimile: (619) 230-3766

Telephone: (619) 230-3516

UNION BANK, N.A.,

as a Lender and Swing Line Lender

By:	/s/ Mark Adelman
Mark Adelman Vice President

Address: UNION BANK, N.A. San Diego Commercial Banking Office 530 “B” Street, 4th Floor, S-420 San Diego, California 92101-4407 Attn: Mark Adelman Facsimile: (619) 230-3766 Telephone: (619) 230-3516

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christopher D. Pannacciulli
Name: Title:	Christopher D. Pannacciulli Senior Vice President

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Anna C. Araya
Name: Title:	Anna C. Araya Vice President

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Irie Dadabhoy
Name: Title:	Irie Dadabhoy Vice President

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

COMPASS BANK, as a Lender

By:	/s/ Erik Velastegy
Name: Title:	Erik Velastegy Senior Vice President

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Shaheen Malik
Name: Title:	Shaheen Malik Vice President

By:	/s/ Vipul Dhadda
Name: Title:	Vipul Dhadda Associate

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

BANK OF THE WEST, as a Lender

By:	/s/ Jason Antrim
Name: Title:	Jason Antrim Vice President Bank of the West

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

COMERICA BANK, as a Lender

By:	/s/ Don R. Carruth
Name: Title:	Don R. Carruth Vice President

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

CALIFORNIA BANK & TRUST, as a Lender

By:	/s/ Steve DeLong
Name: Title:	Steve DeLong Senior Vice President/Manager

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

[Signatures Continued Next Page]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke
Name: Title:	Sherrese Clarke Authorized Signatory

[Signature Page to Fifth Amended and Restated Revolving Loan Agreement]

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